UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 27, 2020

To our Stockholders:

Our Board of Directors is soliciting proxies for the 2020 Annual Meeting of Stockholders (the "Annual Meeting"), of Plantronics, Inc. (the "Company"). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

Annual Meeting Date:    July 27, 2020
Time:            10:00 am Pacific Daylight Time
Place:            6001 America Center Drive, San Jose, CA 95002
Record Date:        June 1, 2020
Purpose of the Meeting:

1. Elect ten (10) directors to serve until the next annual meeting or until their successors are duly elected and qualified.

2. Approve the amendment and restatement of the Plantronics, Inc. 2002 Employee Stock Purchase Plan.

3. Approve the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan.

4. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2021.

5. Approve, on an advisory basis, the compensation of Plantronics' named executive officers.

6. Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Huser
Mary Huser
Secretary
Santa Cruz, California
June 16, 2020

YOUR VOTE IS IMPORTANT TO US

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD JULY 27, 2020: THE NOTICE OF 2020 ANNUAL MEETING AND PROXY STATEMENT AND FISCAL YEAR 2020 ANNUAL REPORT ON FORM 10-K WILL BE AVAILABLE AT HTTP://INVESTOR.POLY.COM/DOCS.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE REQUEST YOU VOTE YOUR SHARES PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO VOTE ON THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The 2020 Annual Meeting of Stockholders (the "Annual Meeting") of Plantronics, Inc. will be held at 10:00 a.m. PDT on Monday, July 27, 2020 at 6001 America Center Drive, San Jose, CA 95002.

Our Board of Directors (our "Board") is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important to us.

We have elected to provide access to our proxy materials via the Internet. Accordingly, on or about June 16, 2020, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders of record as of the close of business on June 1, 2020. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy or email of such materials.

Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, if you plan to attend the Annual Meeting in person.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide proxy-related advice and informational support. Fees for these services, plus customary disbursements, are not expected to exceed $28,000. We may also compensate brokerage firms and other persons representing beneficial owners of shares for their customary fees and expenses in forwarding the voting materials to beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

We are incorporated in the State of Delaware under the name Plantronics, Inc. In March 2019, we announced our re-branding under which we will market ourselves as "Poly" although we continue to retain "Plantronics, Inc." as our corporate name. We will refer to ourselves as the "Company" throughout this Proxy Statement or "Plantronics," when appropriate. Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone numbers are (831) 426-5858 and (800) 544-4660. Our website is www.poly.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who can vote?

Our Board has set June 1, 2020 as the record date for the Annual Meeting (the "Record Date"). All stockholders of record who owned shares of our common stock at the close of business on the Record Date may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on each of the matters to be voted. Stockholders may not cumulate their votes for the election of directors. At the close of business on the Record Date, there were 40,666,148 shares of our common stock outstanding.

How many votes are required to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock issued and outstanding on the Record Date. Shares voted "FOR," "AGAINST" or "ABSTAIN" and broker non-votes, if any, with respect to any proposal are treated as being present at the Annual Meeting for purposes of establishing a quorum.

How are abstentions and broker non-votes treated?

Under our bylaws, abstentions, if any, and broker non-votes are not counted as “votes cast” in the election of directors and, therefore, they will have no effect on Proposal One, Election of Directors.

For Proposal Two, Approval of the Amendment and Restatement of the 2002 Employee Stock Purchase Plan, Proposal Three, Approval of the Amendment and Restatement of the 2003 Stock Plan, Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm, and Proposal Five, Advisory Vote to Approve Named Executive Officer Compensation, respectively, an abstention is counted as a vote AGAINST the applicable proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner is not permitted to vote on a particular proposal because such proposal is deemed non-routine, meaning that the nominee does not have discretionary voting power with respect to that item, and the nominee has not received instructions from the beneficial owner. Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm, is the only routine matter for which nominees may have discretionary voting power. Broker non-votes are not treated as votes cast and therefore will have no effect on the outcome of the vote on any of the proposals included in this Proxy Statement.

How many votes are required to approve a proposal?

For Proposal One, Election of Directors, directors will be elected by a vote of a majority of the votes cast with respect to each nominee. In this context, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee.

For Proposal Two, Approval of the Amendment and Restatement of the 2002 Employee Stock Purchase Plan, Proposal Three, Approval of the Amendment and Restatement of the 2003 Stock Plan, Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm, and Proposal Five, Advisory Vote to Approve Named Executive Officer Compensation, respectively, approval by a majority of votes present in person or represented by proxy and entitled to vote is required.

The vote on Proposal Five is advisory and, therefore, not binding on us, the Board or the Leadership Development and Compensation Committee of the Board (the "LD&C Committee"). The Board and the LD&C Committee value the opinions of our stockholders and will take the vote of stockholders on Proposal Five into account in their evaluation of the design and philosophy of our executive compensation program.

How does the board recommend I vote on each of the proposals?

The Board recommends that you vote:

PROPOSALS		BOARD'S RECOMMENDATION	PAGE REFERENCE (for more detail)
1	To elect ten (10) directors to serve until the next annual meeting or until their successors are duly elected and qualified.	FOR each nominee of the Board	17-24
2	To approve the amendment and restatement of the Plantronics, Inc. 2002 Employee Stock Purchase Plan.	FOR	25-28
3	To approve the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan.	FOR	29-35
4	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2021.	FOR	36-37
5	To approve, on an advisory basis, the compensation of the Company's named executive officers.	FOR	38

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Set forth below are certain distinctions between stockholders of record and those whose shares are owned beneficially or in "street name":

Stockholder of Record. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability is being sent directly to you by us. As the stockholder of record, you may grant your voting proxy directly to the proxyholders nominated by the Board (the "Proxyholders") by voting over the Internet, by telephone, or by returning a completed proxy card. The Board has named Robert Hagerty, Charles Boynton and Mary Huser as the Proxyholders for the Annual Meeting.

Beneficial Owner. Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability is being forwarded to you by your broker, bank or nominee. The Notice of Internet Availability contains instructions on how to vote your shares and request a paper copy of the proxy materials. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote on matters at the Annual Meeting and are also invited to attend the Annual Meeting; however, you may not cast a vote at the Annual Meeting without signed authorization from your broker, bank or nominee in the form of a legal proxy.

Can I vote my shares in person at the Annual Meeting if I have already voted or submitted a proxy for my shares?

You may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke your proxy. If a bank, broker or other nominee holds your shares in "street name" and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from that record holder of your shares giving you the right to vote your shares at the Annual Meeting.

If you choose to vote in person at the Annual Meeting either as a stockholder of record or as a holder in "street name", then please bring satisfactory proof of identification to the Corporate Secretary on the day of the Annual Meeting.

EVEN IF YOU CURRENTLY PLAN TO ATTEND AND VOTE AT THE ANNUAL MEETING, WE RECOMMEND YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR SHARES WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS IF YOU LATER DECIDE NOT TO ATTEND.

How can I vote?

Stockholder of Record. Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

INTERNET	PHONE	MAIL	IN PERSON

Go to: www.proxyvote.com or follow the instructions on the Notice of Internet Availability.	Call toll-free: 1-800-690-6903
Request a proxy card from us and cast your vote by completing, signing and dating the card where indicated and by thereafter timely mailing or otherwise returning the card in the enclosed, prepaid, pre-addressed envelope.
Attend the Annual Meeting in person. We will provide you with a ballot when you arrive.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 8:59 PM Pacific Daylight Time on July 26, 2020. If you are voting by paper proxy card, then it must be mailed in time to be received in time to be counted at the Annual Meeting.

Beneficial Owner. If your shares are held by a broker, bank or other nominee, you must follow the instructions you receive from your broker, bank or other nominee in a timely manner to ensure your vote is cast. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must request from them a signed authorization in the form of a legal proxy. To vote your shares at the Annual Meeting, you must present that legal proxy and satisfactory proof of identification to the Corporate Secretary.

Subject to instructions provided by your broker, bank or other nominee, as a beneficial owner you may typically vote by one of the following methods:

MAIL	METHODS LISTED ON THE VOTING INSTRUCTION CARD	IN PERSON WITH A LEGAL PROXY FROM THE RECORD HOLDER
or
If you requested printed copies of the proxy materials to be mailed to you, you may vote by completing, signing, dating and timely returning your voting instruction card in the enclosed prepaid, pre-addressed envelope.
Refer to the materials provided by your bank, broker or other nominee, to determine whether you may vote by telephone or via the Internet, and timely follow such instructions.
Obtain signed authorization in the form of a legal proxy from your bank, broker or other nominee to cast your vote in person at the Annual Meeting. Please consult the materials provided by your bank, broker or other nominee to determine how to timely obtain a legal proxy.

All shares entitled to vote and that are represented by properly and timely completed and delivered proxies that are not properly revoked before the Annual Meeting will be voted at the Annual Meeting, as instructed. If you are a stockholder of record and timely submit a properly signed and dated proxy but do not indicate how your shares should be voted on a matter, then the shares represented by your returned proxy will be voted as the Board recommends.

What happens if additional proposals are presented at the Annual Meeting?

Except for the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on additional matters, if any, properly presented for a vote at the Annual Meeting to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Under our bylaws, the deadline has passed for notifying us of additional proposals to be presented at the Annual Meeting by stockholders.

Can I change my vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Corporate Secretary at our principal executive office located at 345 Encinal Street, Santa Cruz, California 95060 prior to the vote at the Annual Meeting; (ii) voting again on a later date via the Internet or by telephone (however, only your latest proxy timely submitted prior to the Annual Meeting will be counted); (iii) advising the Corporate Secretary that you revoke your proxy by providing notice at our principal executive office at the address stated above, in writing, before the vote at the Annual Meeting; or (iv) attending the Annual Meeting and voting in person. For shares you hold beneficially, you may change your vote by timely submitting new voting instructions to your broker, bank or other nominee. Attendance at the Annual Meeting, without casting a vote, will not cause your previously granted proxy to be revoked.

What happens if I do not cast a vote?

If you hold your shares in "street name" and you do not instruct your broker, bank or other nominee how to vote, your broker will have discretion to vote your shares only on Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm . No other votes will be cast on your behalf. If you are a stockholder of record and fail to timely return your proxy or vote at the Annual Meeting, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a stockholder of record and you return, in a timely manner, a properly executed proxy without indicating how you wish to vote, your shares will be voted in accordance with the Board’s recommendations.
How can I request materials or information referred to in these questions and answers?

You may contact us:

•	By mail addressed to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations

•	By calling (831) 426-5858 and asking for Investor Relations

•	By emailing IR@poly.com

We encourage you to conserve natural resources and reduce printing and mailing costs by using electronic delivery of stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations office at the number above. To sign up for electronic delivery:

Stockholder of Record. If you are a stockholder of record (you hold Company shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner. If you are a beneficial owner (your Company shares are held by a broker, bank or other nominee), visit www.proxyvote.com to learn more about your electronic delivery options and enroll.

What is "householding"?

We generally send a single Notice of Internet Availability and other stockholder communications to households at which two or more stockholders reside unless we receive contrary instructions. This process is called "householding." If your Notice of Internet Availability is being householded and you wish to receive separate copies, or, if you are receiving multiple copies and would like to receive a single copy, contact our Investor Relations office by mail, telephone or email, as described above. If you would like to opt out of this practice for future mailings, please contact us at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at (831) 426-5858 and ask for Investor Relations.

What is the deadline for receipt of stockholder proposals for the 2021 Annual Meeting of Stockholders?

You may present proposals for action at a future stockholder meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission (the "SEC") and our bylaws. For a stockholder proposal to be included in our Proxy Statement and form of proxy for our 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting") under rules adopted under the Securities Exchange Act , we must receive the proposal no later than April 28, 2021.

Stockholders wishing to present business at an annual meeting may do so by filing with the Corporate Secretary a "Business Solicitation Statement," containing, among other things, certain information about the business the stockholder intends to bring before the annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a director for election to the Board may do so by filing with the Corporate Secretary a "Nominee Solicitation Statement" containing, among other things, certain information about the nominee and the stockholder nominating such nominee.

For our 2021 Annual Meeting, the Business Solicitation Statement or the Nominee Solicitation Statement, as applicable, must be filed with our Corporate Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year, or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by us.

Our bylaws contain additional details about requirements for the Business Solicitation Statement and the Nominee Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal of the Investor Relations section of our website at http://investor.poly.com/govdocs (the "Governance Portal").

On December 13, 2019, the Company amended its bylaws to permit "proxy access" by which eligible stockholders may nominate director candidates for inclusion in our Proxy Statement and proxy card. Proxy access may be used by a stockholder or a group of up to 20 stockholders, owning at least 3% of the Company's outstanding common stock continuously for at least three years to nominate and include in the Company's proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the conditions, including, without limitation, the advance notice requirements, specified in the bylaws. The Company believes that certain safeguards as to ownership threshold and duration of ownership are important to assure that proxy access is not misused by those without significant economic interest in the Company or those driven by short term goals.

What is the date of our fiscal year end?

Our fiscal years end on the Saturday closest to March 31. Fiscal years 2020, 2019, and 2018 each had 52 weeks and ended on March 28, 2020, March 30, 2019 and March 31, 2018, respectively. For purposes of consistent presentation, we have indicated in this report that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end was on a different date. Some of the information provided herein is stated as of the end of our fiscal year 2020 and some information is provided as of a more current date in accordance with applicable legal requirements.

Who should I contact if I have questions?

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000
New York, New York 10017
1 (212) 616-2181

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our Board is committed to good corporate governance practices and seeks to represent stockholders' best interest through the exercise of sound judgment. To achieve this, the Board has established corporate governance policies and procedures which provide the framework for the governance of the Board and the Company and are available on the Governance Portal. The Governance Portal includes the Corporate Governance Guidelines, Access to Board of Directors Policy, Director Candidates Nomination Policy, Bylaws, Board Committee Charters, Code of Conduct and the link to Report Accounting Issues for reporting issues regarding accounting, internal accounting controls, auditing and other business conduct. These policies are also available in print to any stockholder by making a written request addressed to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

Corporate Governance Highlights
7 of 10 of our director nominees are independent	Appointed Lead Independent Director and established the Lead Independent Director Charter
100% independent Board committees	Annual election of directors
Regular director executive sessions without the presence of management	Board oversees an enterprise-wide approach to risk oversight and management
Annual review of CEO's performance	Annual say-on-pay stockholder advisory vote
Significant portion of Named Executive Officer compensation is tied to performance stock unit awards and cash bonus programs	Double-trigger change-in-control benefits
Annual Board performance evaluations	Anti-hedging, anti-short sale and anti-pledging policies applicable to all employees and directors
Succession planning for the CEO and key executive officers	Clawback policy for performance-based incentive compensation payments made to executives
Limits on director and CEO public company board service	No guaranteed bonuses
Majority vote standard in uncontested elections with a director resignation policy	No tax gross ups to executives on any benefits or in relation to a change in control
Independent compensation consultant	Robust stock ownership guidelines for directors and executive officers
No preferred stock issued; no poison pill	100% of directors own stock
Minimum 3-year vesting for equity awards per award agreements	No share recycling or option repricing permitted under equity plan
Bylaws providing proxy access and rights to call special meeting	Commitment to environmental, social and governance ("ESG") risks, policies and practices

Code of Conduct

We have a Code of Conduct (the "Code") that applies to all employees, our executive officers, and directors. Any modification or waiver of any provision of the Code for a director or executive officer must be approved in writing by the Board. If required under applicable law, modifications and waivers will be promptly disclosed to our stockholders by posting on our website. For further information see the Governance Portal.

Ethics Hotline Policy

Our Audit Committee has established an ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected legal, ethical or other violations including accounting, internal controls, auditing matters and other business conduct at the Company. For further information see the Code or Report Accounting Issues link on the Governance Portal.

Directors and Committee Members

The names of, and certain information about, the members of our Board and its committees as of June 1, 2020 are:

Name of Director	Board	Audit	Leadership Development and Compensation	Nominating and Corporate Governance	Strategy	Mergers and Acquisitions
Robert Hagerty(1)	Chairman and Interim Chief Executive Officer
Marv Tseu(2)	Vice Chairman / Lead Independent Director	Member	Member	Member	Member	Member
Frank Baker	Member
Kathy Crusco(3)	Member	Member	Member
Brian Dexheimer	Member		Member	Chair	Chair	Member
Gregg Hammann	Member	Member	Chair			Member
John Hart	Member		Member	Member	Member
Guido Jouret(4)	Member			Member	Member
Marshall Mohr	Member	Chair				Member
Daniel Moloney	Member

(1)
Effective February 10, 2020, Mr. Hagerty was appointed as the Company's interim Chief Executive Officer ("Interim CEO") and retained his position as Chairman of the Board ("Chairman"). Upon the recommendation of the Nominating and Corporate Governance Committee ("NCG Committee"), the Board approved the resignation of Mr. Hagerty as a member of the NCG Committee and Strategy Committee and as Chair of the Mergers and Acquisitions Committee ("M&A Committee") as a result of his appointment as Interim CEO, until his successor is duly appointed or as otherwise determined by the Board.

(2)	Effective February 10, 2020, Mr. Tseu retained his position as Vice Chairman of the Board ("Vice Chairman") and was appointed as the Board's lead independent director ("Lead Independent Director").

(3)	Effective October 1, 2019, Ms. Crusco was appointed to the LD&C Committee.

(4)	Effective October 1, 2019, Mr. Jouret was appointed to the NCG Committee.

Director Independence

The Board has determined that, except for Robert Hagerty (who was appointed as our Interim CEO on February 10, 2020), Frank Baker and Daniel Moloney, none of our other directors holding office as of June 1, 2020, has a material relationship with the Company (directly or indirectly through applicable relatives as a partner, stockholder, or officer of an organization that has a relationship with the Company), other than as a director of the Company. The Board has further determined that all of our current directors other than Messrs. Hagerty, Baker and Moloney are independent under the listing rules of the New York Stock Exchange ("NYSE").

In connection with our purchase of all of the issued and outstanding shares of capital stock of Polycom, Inc. ("Polycom") pursuant to a Stock Purchase Agreement ("Purchase Agreement") entered into with Polycom and Triangle Private Holdings II, LLC ("Triangle") on March 28, 2018, (the "Acquisition"), we issued 6,352,201 shares of our common stock and entered into a Stockholder Agreement ("Stockholder Agreement") with Triangle on July 2, 2018. Among the terms of the Stockholder Agreement, we were obligated to appoint two individuals selected by Triangle to our Board on July 2, 2018 and remain obligated to continue to nominate up to two individuals selected by Triangle for election to our Board and use commercially reasonable efforts to cause the election or appointment, as applicable, of each such individual to our Board based on Triangle's continuing ownership of our common stock and the overall size of the Board.

On February 10, 2020, the Board approved an amendment dated as of February 10, 2020 (the "Amendment") to the Stockholder Agreement. The Amendment provided that Triangle and its affiliates may purchase additional shares of the Company's common stock in open market transactions, including broker transactions or block trades, so long as immediately following any such purchase Triangle's percentage ownership interest in the Company does not exceed 19.99%. In addition, any shares so purchased will be deemed "Shares" under the Agreement and Triangle may request that the Company register such Shares under the Securities Act of 1933. The Amendment also provided that any such Shares purchased shall be subject to the "Lock-Up Restriction" until the two (2) year anniversary of the date of the Stockholder Agreement. To this end, on February 25, 2020, Triangle filed Amendment No.2 to Schedule 13D ("Amendment No. 2") in which Triangle disclosed that it had expended an aggregate of approximately $10,448,918 to acquire the 750,000 shares of the Company's common stock, all of which were acquired in open-market, broker transactions using cash on hand.

Messrs. Baker and Moloney were the individuals initially selected by Triangle and approved by our Board pursuant to the Stockholder Agreement and each has been selected by Triangle to serve an additional term with the approval and renomination by our Board. Mr. Baker is a co-founder and managing partner, and Mr. Moloney serves as an executive partner, of Siris Capital Group, LLC ("Siris"). Siris indirectly controls Triangle, and as of June 1, 2020, Triangle controls approximately 17.8% of our outstanding common stock.

Pursuant to the Stockholder Agreement, Messrs. Baker and Moloney are bound by certain confidentiality obligations with respect to the sharing of information with others at Siris. Messrs. Baker and Moloney are permitted to disclose confidential company information to the partners, chief financial officer, general counsel and principals of Siris, subject to Siris and us entering into a mutually acceptable confidentiality agreement. In addition, Siris and its affiliates (including Messrs. Baker and Moloney) have the right to, and are not prohibited (contractual, fiduciary, or otherwise) from, directly or indirectly, engaging in any business, business activity or line of business, including those that are the same as us or compete against us. In addition, Messrs. Baker and Moloney are not obligated to present potential business opportunities to us unless such an opportunity arises solely as a result of their service as a director, officer, or employee of our Company. However, under the Purchase Agreement, if Triangle or its affiliates propose to enter into any non-disclosure agreement, indication of interest, letter of intent or similar agreement (other than with regard to the sale of a portfolio company) with certain of our competitors, then we may direct any conflicted member of our Board that was selected for appointment or nomination by Triangle to resign from our Board.

Based on the Board's review of their independence, including the business relationships between us and Siris as further described in "Certain Relationships and Related Transactions" (including the Acquisition), the Board has determined that Messrs. Baker and Moloney are not independent at this time.

Board Leadership Structure

Our Corporate Governance Guidelines require that the roles of Chairman and the CEO be separate. Historically, the Company has had different persons serving in these positions. The Chairman is, at all times, selected from our independent non-employee directors. Notwithstanding the foregoing, if at any time the CEO either resigns or is terminated, or otherwise is not able to perform the function, as the Company's CEO for any reason, then the Board may appoint the Chairman or another Board member to act as an Interim CEO, and in such event, the offices of the Chairman and the CEO may be held by the same person until such times as a replacement CEO is appointed. In such event, the Board is required to appoint, as soon as reasonably practicable, a non-employee Director to serve as the Board's Lead Independent Director to perform the functions as described in the Company's Lead Independent Director Charter (located on the Governance Portal) for the period of time that the Chairman and CEO positions remain combined.

Since March 2018, Robert Hagerty has served as Chairman and Marv Tseu has served as our Vice Chairman, after having previously served as Chairman since 1999. On February 7, 2020, the Company announced that the Board and Mr. Burton had reached a mutual decision to terminate Mr. Burton's role as the Company's President and CEO. On February 10, 2020, Mr. Hagerty was appointed as the Company's Interim CEO and retained his position as Chairman thereby effectively combining the roles of CEO and Chairman on this interim basis. On that same date, the Board appointed Mr. Tseu to serve as the Company's Lead Independent Director. In his capacity as Chairman, Mr. Hagerty, in consultation with Mr. Tseu and other directors, approves the agenda for Board meetings and chairs all regular meetings of the Board, and may attend all committee meetings. Mr. Tseu manages the board agenda, presides at executive sessions of the directors, and oversees overall board strategy and execution. The Board has determined that this structure of corporate governance, on an interim basis of a combined CEO and Chairman, and a separate Vice Chairman and Lead Independent Director, is appropriate for us at this time and believes it is considered a good governance practice by our stockholders. It allows the Interim CEO/Chairman to focus on the overall strategy and execution of our business and the Vice Chairman/Lead Independent Director to focus the Board on our governance, including management of the Board agenda and overseeing our strategy and execution. The Board periodically reviews its leadership structure and reserves the right to change accordingly. The Company intends to resume the separation of these roles upon the appointment of the next CEO.

A key responsibility of the Board is ensuring that an effective process is in place to provide continuity of leadership over time at all levels within the Company. Annually, the Board conducts a review on succession planning. During this review, the Board may discuss a variety of topics, including future candidates for senior leadership positions, succession timing for those positions, and development plans for candidates believed to have the highest potential. The Board or any of the directors may identify, evaluate or nominate potential successors to the CEO and may similarly do so for other senior leadership positions. This process promotes continuity of leadership over the long-term and forms the basis on which we make ongoing leadership assignments.

Board Meetings and Committees

The Board held 4 regular meetings and 7 special meetings during fiscal year 2020. The directors met 6 times in executive session without the CEO present. During each member's tenure on the Board in the last fiscal year, each director attended more than 75% of the aggregate number of Board and applicable Committee meetings during fiscal year 2020.

Our Board is responsible for providing oversight over the Company's business, including the strategic direction, as well as the management and financial and operational execution to best support the business for long-term success. To effectively support all of its responsibilities, the Board has five standing committees: an Audit Committee, a LD&C Committee, a NCG Committee, a Strategy Committee and an M&A Committee, each of which is described below. See the table in the section "Directors and Committee Members" above for a listing of the members and chairs of each committee. Each of the standing committees other than the M&A Committee has adopted a written charter that is available on the Governance Portal. This information is also available in print to any stockholder who makes a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

AUDIT COMMITTEE

Members:	Primary Functions and Additional Information
ºMarshall Mohr (Chair) ºKathy Crusco ºGregg Hammann ºMarv Tseu
ºOversees the accounting and financial reporting processes of the Company and audits of the consolidated financial statements, including overseeing the audit functions.

ºReviews the independence and performance of our independent registered public account firm and our internal auditors.

ºAssists the Board in oversight and monitoring of legal and regulatory requirements.

ºOversees the Company's ethical compliance program; including oversight of the Company's Code of Conduct and Ethics Reporting and Non-Retaliation Policy, Insider Trading Policy and Conflicts of Interest Policy.

ºReport to the Board and provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant matters within its oversight role that require the attention of the Board.

ºPrepares the report that is required to be included in this proxy statement attached as Appendix A.

Meetings in Fiscal Year 2020: 8

The Board of Directors has determined that all members of the Audit Committee are independent under the applicable rules and regulations of the NYSE and the SEC.
The Board has determined that each of Mr. Mohr and Ms. Crusco is, and at all times during Fiscal Year 2020 was, an “audit committee financial expert” as defined by SEC rules.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Members:	Primary Functions and Additional Information
ºGregg Hammann (Chair) ºKathy Crusco* ºBrian Dexheimer ºJohn Hart ºMarv Tseu
ºReviews with executive leadership the proper culture, leadership dynamics and performance goals for the CEO and their direct reports and Section 16 officers.

ºReviews culture development and evolution, including the Company's programs related to pay parity, diversity and inclusion, leadership development, strategic succession planning and talent management, review of employee recruitment, development and retention of the Company's employees.

ºEvaluates and recommends for approval by the Board, as necessary, the Company's various compensation plans, policies and programs.

ºDetermines and approves salaries, incentives and other forms of compensation for directors, executive officers (including our CEO) and certain other highly compensated employees.

ºAdministers various incentive compensation and benefit plans.

ºOversees risk management in the design and implementation of our compensation plans.

ºReviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our proxy statement.

ºMay form and delegate subcommittees when appropriate.

ºPrepares the report that is required to be included in this Proxy Statement attached as Appendix B.

ºSee also, the section entitled "Executive Compensation" for additional information regarding our compensation policies and practices.

Meetings in Fiscal Year 2020: 5

The Board has determined that each member of the Leadership Development and Compensation Committee does, and did at all times during their respective tenures on the Leadership Development and Compensation Committee in fiscal year 2020, meet the requirements for independence of compensation committee members as defined by the NYSE listing standards and each member was also a non-employee director as defined under Rule 16b-3 of the Securities Exchange Act.

*Effective October 1, 2019, Ms. Crusco was appointed to the LD&C Committee.

The LD&C Committee has delegated the authority, within guidelines it has established and as set forth in our Amended and Restated 2003 Stock Plan, to the Management Equity Committee to make equity grants to employees who are not senior executive officers. Each member of our Management Equity Committee, which consists of our CEO, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Human Resources Officer and our Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary, has the authority to grant restricted stock unit awards and stock options.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:	Primary Functions and Additional Information
ºBrian Dexheimer (Chair) ºRobert Hagerty* ºJohn Hart ºGuido Jouret** ºMarv Tseu
ºAssists the Board in identifying and interviewing potential additions or replacement members of the Board.

ºAssists the Board to evaluate governance risks and develops and recommends to the Board the appropriate governance guidelines for us, the Board and management.

ºOversees the evaluation of the Board and management.

ºRecommends to the Board director nominees for each committee.

ºOversees the orientation program for new directors and continuing education for directors.

Meetings in Fiscal Year 2020: 4
The Board has determined that each member of the NCG Committee does, and did at all times during their respective tenures on the NCG Committee in fiscal year 2020, meet the requirements for independence as defined by the NYSE listing standards and under the Securities Exchange Act.

*Effective March 9, 2020, following his appointment as Interim CEO, Mr. Hagerty resigned from the NCG Committee.

**Effective October 1, 2019, Mr. Jouret was appointed to the NCG Committee.

Identification of Director Candidates; Stockholder Nominations and Recommendations; Proxy Access; Director Qualifications; and Board Diversity

Generally, it is the policy of the NCG Committee to review the qualifications of and consider any director candidates who have been properly recommended or nominated by a stockholder on the same basis as candidates identified by management, individual members of the Board or, if the NCG Committee determines, a search firm hired to identify candidates. When evaluating a candidate, the NCG Committee evaluates the current composition and size of the Board, the candidate's qualifications, the needs of the Board and its respective committees, and such other factors it may consider appropriate; however, the NCG Committee has not established any specific minimum qualifications that must be met by or specific qualities or skills that are necessary for one or more members of the Board to possess.

In selecting candidates for recommendation to the Board, the NCG Committee annually reviews the size of the Board to ensure qualified director candidates with a broad diversity of professional experience, skills, backgrounds, tenure, gender, race, national origin and ethnicity are included by the Company or any search firm it engages in each pool of candidates from which the Board nominees are chosen to ensure that each director brings a different viewpoint and different skills to the Board. The NCG Committee does not have a formal policy with respect to diversity; however, the Board and the NCG Committee believe that it is essential that the directors represent diverse viewpoints and demographics. In considering candidates for the Board, the NCG Committee considers the entirety of each candidate's credentials in the context of these standards. The NCG Committee also reviews the Company's policies, programs and initiatives for employee diversity and inclusion and provides guidance to the Board on diversity matters.

On December 13, 2019, the Company amended its bylaws to permit "proxy access" by which eligible stockholders may nominate director candidates for inclusion in our Proxy Statement and form of proxy card. Proxy access may be used by a stockholder or a group of up to 20 stockholders, owning at least 3% of the Company's outstanding common stock continuously for at least three years to nominate and include in the Company's proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the conditions, including, without limitation, the advance notice requirements, specified in the bylaws. The Company believes that certain safeguards as to ownership threshold and duration of ownership are important to assure that proxy access is not misused by those without significant economic interest in the Company or those driven by short term goals.

For more information, the full text of our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Governance Portal.

Stockholders wishing to nominate persons for election to the Board can do so by timely filing a Nominee Solicitation Statement with our Corporate Secretary which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in our bylaws and otherwise complying with the bylaws. For a further description of the process and procedures concerning the submission of a Nominee Solicitation Statement, see "Questions and Answers About the Proxy Materials and the Annual Meeting - What is the Deadline for Receipt of Stockholder Proposals for the 2021 Annual Meeting of Stockholders" above. Additional information regarding our policies with respect to director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Governance Portal.

Director Change in Primary Job Policy

The Board reviews the appropriateness of the continued service of directors who change their primary employment subsequent to their appointment or most recent election to the Board. If a director changes his or her primary job during his or her term of office, such director must submit a letter to the Board that (i) describes the circumstances surrounding the change; and (ii) contains an offer to resign from the Board. The Board then evaluates the circumstances surrounding the change and determines if the change will adversely affect the director's ability to perform his or her duties as a member of the Board. If so, the Board will accept the director's resignation.

Director Commitments

Each director must ensure other existing and anticipated future commitments do not materially interfere with her or his service to the Company. In any event, no director shall serve on the boards of more than four additional public companies. If a director is also a named executive officer of a public company, including a CEO, such director may not serve on more than two (2) public company boards, including the Company's board. Directors are required to advise the NCG Committee of any invitations to join a board of any other public company prior to accepting another directorship. With respect to Audit Committee members, no member may concurrently serve on the audit committee of more than three public companies, unless our Board determines such simultaneous service and related time commitments will not impair her or his ability to effectively serve on the Audit Committee, she or he takes steps to address any related issues and we disclose that determination in our Proxy Statement.

Director Evaluations

Our NCG Committee oversees the self-evaluation of the Board. In fiscal year 2020, we engaged outside counsel to conduct interviews with each director regarding, among other things, Board membership, structure, performance and areas for improvement. Following the interviews, the results were discussed with the Chair of the Board and presented to the full Board.

STRATEGY COMMITTEE

Members:	Primary Functions and Additional Information
ºBrian Dexheimer (Chair) ºRobert Hagerty* ºJohn Hart ºGuido Jouret ºMarv Tseu
ºReviews and evaluates targeted areas of business development.

ºReviews and assesses material transactions and investments designed to implement our corporate strategy.

ºRecommends areas of improvement and provides feedback to management.

ºSupports the Board or management, as requested, in the development and/or refinement of specific aspects of the Company's strategic plan.

Meetings in Fiscal Year 2020: 5

*Effective March 9, 2020, following his appointment as Interim CEO, Mr. Hagerty resigned from the Strategy Committee.

MERGERS & ACQUISITIONS COMMITTEE

Members:	Primary Functions and Additional Information
ºRobert Hagerty* ºBrian Dexheimer ºGregg Hammann ºMarshall Mohr ºMarv Tseu
ºAdvises management regarding mergers, acquisitions and divestitures, including post-acquisition integration and post-divestiture separation activities.

ºOversees and has authority to approve management actions with regard to any potential merger, acquisition or divestiture transactions that involve less than $5 million of consideration.

ºProvides input to the Board with regard to any potential merger, acquisition or divestiture transaction involving consideration of $5 million or more.

Meetings in Fiscal Year 2020: 4

*Effective March 9, 2020, following his appointment as Interim CEO, Mr. Hagerty resigned from the M&A Committee, including his position as Chair. From the date of his appointment on February 10, 2020 until his resignation, the M&A Committee did not hold any meetings.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management which is designed to support the achievement of long-term organizational performance and enhance stockholder value. Fundamentals of our risk management include understanding the risks we face, management's processes for managing the risks and determining our appropriate level of risk tolerance. Our management is responsible for day-to-day business risk management, including disaster and crisis management, business and financial risk, strategic risk, legal risk, corporate governance risk and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the Board committees focuses on particular aspects of risk management. The Audit Committee regularly discusses and evaluates policies concerning risk assessment and management, including our major financial, compliance, environmental, social and operational risks, including cybersecurity and steps management takes to monitor and control such risks. The Audit Committee also oversees our independent registered public accounting firm and our annual audit, including reviewing our key financial risk areas with our independent auditors.

In its design of our overall compensation policies, programs and philosophy, the LD&C Committee assists the Board to manage incentives for short and long-term performance.

The NCG Committee assists the Board to fulfill its oversight responsibilities concerning risks associated with corporate governance and Board organization, membership, structure, and succession planning for directors. This Committee reviews our corporate governance structures and recommends compliance and corporate governance principles and practices to the Board.

The Strategy Committee examines our business strategy and provides guidance on balancing risks and potential rewards of our strategic choices.

The M&A Committee advises management during various stages of mergers, acquisitions and divestitures, including early discussions and assessments as well as post-acquisition integration or post-divestiture separation activities. The M&A Committee has authority to approve management actions with regard to any potential merger, acquisition or divestiture transaction that involves less than $5 million of consideration. Any merger, acquisition or divestiture transaction involving consideration of $5 million or more is reviewed by a quorum of the Board and is subject to its approval, in addition to any input from the M&A Committee and Strategy Committee, prior to completion.

Board Oversight of Environmental, Social and Governance Matters

In addition to upholding high ethical standards in the ways we conduct business through our Code, we also recognize that our Company has opportunities to bring about positive environmental, social and governance oversight. Our Board is actively engaged in the oversight of Company environmental, social and governance ("ESG") risks, policies and practices through its NCG Committee.
Below is a summary of our commitment to enhancing our ESG practices. For more information, please refer to our website at https://www.poly.com/us/en/about/corporate-responsibility.

Corporate Social Responsibility ("CSR") Highlights
Environmental
ºOur range of Unified Communication products enable our customers to reduce their climate impact from travel, and support society’s transition to a low-carbon economy.

ºWe perform life-cycle assessments on new packaging structures to estimate the environmental impacts of our material choices, and our headset line distribution packaging contains an average of 29% to 35% post-consumer recycled material.

ºMany of our headsets are also Telecommunications Certification Organization certified, demonstrating that products have passed independent testing for low emissions, superior sound quality and high durability.

ºWe have take-back programs, offering a worldwide network through which to recycle, refurbish and reuse our products where possible, allowing us to divert from landfill and reducing our environmental impact. Our recycling network uses ISO 14001 certified facilities and offers a Certificate of Destruction upon request.

ºOur manufacturing facility in Tijuana, Mexico ("Plamex") is one of the largest capacity solar projects installed over a roof in Latin America - with 4,284 panels occupying a space the size of two soccer fields. With such a large-capacity system, it is able to generate close to 2 gigawatt hours of clean energy per year, and the solar roof provided 31.4% of Plamex’s energy use in 2019.

ºPoly's global headquarters, located in Santa Cruz, California was designed to meet the standards of California's voluntary Savings by Design program, featuring energy-efficient construction, solar and sun tubes. It also features and 870kW solar installation, which has generated an average of 780Mwh of clean energy per year. In total, our solar panels generated 728,000kW in 2019.

Supply Chain
ºAs affiliate members of the Responsible Business Alliance ("RBA"), the largest industry coalition dedicated to CSR in global supply chains, our Supplier Code of Conduct ("Supplier Code") is closely aligned with the RBA Code of Conduct.

ºWe are committed to responsible sourcing of materials using ethical business principles, the promotion and protection of human rights, and compliance with all applicable laws and regulations.  We require all of our suppliers to share this commitment through acknowledgment of our newly refreshed Supplier Code, and with the understanding that any violations may jeopardize their business relationship with Poly.

ºWe work with suppliers to promote conflict-free sourcing of all parts and products supplied to us.  We are members of the Responsible Mineral Initiative and are active participants in the working groups of Due Diligence Practices, and China Smelter or Refiner ("SOR") Engagement. In addition, we support and actively participate in the RMI’s Responsible Minerals Assurance Process - a program that audits SOR’s due diligence activities to provide information about the country of origin of minerals.  We have also conducted further due diligence in accordance with the Organization for Economic Cooperation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas (OECD 2016) on those SORs known to - or, it is believed, may - source minerals from the DRC, adjoining countries, or countries considered to be possible smuggling routes of materials from the conflict area.

Social
ºIn 2019, Poly rolled out an updated Code upon which all employees received training and were required to acknowledge.

ºAll new employees undergo onboarding training that covers the Code, anti-corruption, harassment prevention, and other compliance areas.

ºAt Plamex, we have achieved ‘Safe Organization Certification’, which is awarded to companies meeting all safety and hygiene statutory requirements.

ºIn our employee engagement scores, the most positive recurring theme from our employees is their appreciation of our flexible work environment.  With over 10% of global employees working remotely, and with our leading technology enabling successful flexible working, we encourage our employees to work the way they love, in order to be their most productive by using our products and services.

ºIn July 2019, we introduced a global Employee Assistance Program ("EAP") with our partner, Beacon Health Options. The EAP is a professional, confidential, counseling service available to all employees and their household members.

ºWe focused on growing our Employee Resource Groups to celebrate our employees’ uniqueness and differences and launched three new groups:  i) the Women’s Leadership Group; ii) the Accessibility and Inclusion Group; and iii) the Veterans Group.

ºAs part of our new Global Giving program, earlier this year, we held our first annual Global Giving Community Day in eight Poly offices around the world.

Access to Board of Directors Policy

Our Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact the Board, or any member of our Board, including the Chairman or Lead Independent Director who presides at executive sessions of the non-employee directors as a group. For further information, see the Governance Portal.

Directors' Attendance at Annual Meetings

We recognize attendance by our directors at annual stockholder meetings can provide investors with an opportunity to communicate with directors about issues affecting us. We encourage all of our directors to attend our annual meetings. If a director cannot attend in person, we encourage directors to attend telephonically. For the 2019 Annual Meeting of Stockholders, Mr. Burton (our former President, CEO and member of the Board) attended in person and all other directors then in office and nominated for re-election attended telephonically, except for Messrs. Baker, Hart and Mohr who were unable to attend.

Director Education

Our Corporate Governance Guidelines provide that our directors participate in continuing education programs on an "as needed" basis. The Board has a practice of receiving regular updates on corporate governance at Board meetings.

Additionally, the Board meets quarterly to review our business. Topics vary, but in general directors are updated on our financial plan, key performance indicators, corporate strategy, product portfolio, operations and manufacturing, sales and go to market strategy. During these discussions directors may be briefed on industry trends, market size and market share based on information gathered by and from third party industry analysts overlaid with our specific comparative data and competitor and product-specific data.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Our Board has nominated the following ten individuals for election to the Board at the Annual Meeting. All nominees are current directors. On April 9, 2020, pursuant to the Company's Amended and Restated Bylaws, due to the resignation of Mr. Burton, the Board approved a reduction in the size of our Board from eleven to ten Directors.

The following table provides certain information about each nominee for director as of June 1, 2020.

Name of Director	Age	Position(s) with the Company	Director Since
Robert Hagerty	68	Chairman and Interim Chief Executive Officer (Non-Independent Director)	2011
Marv Tseu	72	Vice Chairman & Lead Independent Director	1999
Frank Baker	47	Non-Independent Director	2018
Kathy Crusco	55	Independent Director	2018
Brian Dexheimer	57	Independent Director	2008
Gregg Hammann	57	Independent Director	2005
John Hart	74	Independent Director	2006
Guido Jouret	54	Independent Director	2018
Marshall Mohr	64	Independent Director	2005
Daniel Moloney	61	Non-Independent Director	2018

For purposes of election by our stockholders at the Annual Meeting, each of these nominees was nominated and recommended by the Board, including all the NCG Committee members. As discussed in "Director Independence" of the "Corporate Governance" section of this Proxy Statement, Messrs. Baker and Moloney were selected for nomination by Triangle pursuant to the terms of the Stockholder Agreement and approved by the NCG Committee and the Board. We believe that nominees selected by Triangle bring valuable experience and perspective to our Board and our right to pre-approve individuals selected by Triangle as nominees helps us to ensure their selection is consistent with the manner in which the NCG Committee identifies director candidates.

Unless otherwise instructed, the Proxyholders will vote the proxies they hold for each of the ten persons nominated by the Board. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill such vacancy. In the event a nominee selected by Triangle is unable or declines to serve as a director at the time of the Annual Meeting, Triangle will select a new individual for nomination to our Board pursuant to the terms of the Stockholder Agreement and, subject to the approval by the NCG Committee and the Board, the proxies will be voted for such individual to fill such vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director and all nominees have consented to act as a director. The term of office for each person elected will continue until the next annual meeting or until a successor has been elected and qualified.

Vote Required

Each nominee will be elected by the vote of the majority of the votes cast with respect to the nominee if a quorum is present. In this context, a majority of the votes cast means the number of shares voted “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee.

In accordance with our Corporate Governance Guidelines with respect to majority voting in director elections, as a condition to nomination each director has submitted a contingent resignation of his or her membership on the Board in writing to the Chair of the NCG Committee. The Board may elect to accept the resignation if a director fails to receive a majority of votes cast with respect to his or her re-election at the Annual Meeting. If a director nominee fails to receive the requisite vote under the bylaws, the NCG Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the Annual Meeting election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Business Experience and Qualifications of Directors/Nominees

ROBERT HAGERTY
Chairman /Interim CEO/Non-Independent
Business Experience:
Mr. Hagerty was appointed as the Company's Interim CEO on February 10, 2020, and serves as Chairman.

Mr. Hagerty previously served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, from September 2011 to March 2017. From 1998 to May 2010, he served as CEO, President and Chairman of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications; held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations; served as Vice President, High Performance Products for Conner Peripherals; and held key management positions at Signal Corporation and Digital Equipment Corporation. He has served on several boards of directors in the past including Smart Technologies, Inc., Eye IO (a private company), Palm, Modulus Video, Inc., as Chairman of the Board of Polycom and currently serves in an advisory role at Layer Logic, Inc. and Light Labs, Inc. Mr. Hagerty holds a Bachelor of Science degree in Operations Research and Industrial Engineering from the University of Massachusetts and a Master of Arts degree in Management from St. Mary's College of California.

Director Since: 2011
Age: 68
Board Committees: -None
Other Public Company Boards: -None
Qualifications:
In addition to serving currently as the Company's Interim CEO, Mr. Hagerty has more than 13 years of experience as a CEO of a public communications technology company and has served on the board of directors for several technology companies. Through his professional experience, Mr. Hagerty has demonstrated leadership capability and extensive knowledge of the communications technology industry. In particular, his deep understanding of the unified communications market is invaluable to a key market in our growth strategy.

MARV TSEU
Vice Chair of the Board / Lead Independent Director
Business Experience:
On March 9, 2020, Mr. Tseu was appointed as the Company's Lead Independent Director during the period of time that Mr. Hagerty serves as Interim CEO.

Since 2008, Mr. Tseu has served as a managing partner of Waypoint Strategies, a firm which advises companies’ boards, CEOs and management on alignment of roles, responsibilities and actions to improve corporate performance. In April 2014, Mr. Tseu became Chief Operating Officer of Future Ads, LLC, a digital media company. After the merger of Future Ads with Kitara Media Corp., another digital media company, to form Propel Media, Inc., in January 2015, Mr. Tseu was named CEO and appointed to the board of directors of Propel Media where he served until his retirement in May 2020. Previously, from June 2009 to September 2013, Mr. Tseu served as Chief Operating Officer of Exponential Interactive, Inc., a leading global provider of advertising intelligence and digital media solutions to brand advertisers and he has worked in a variety of senior executive sales, marketing and management roles.

From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a designer and developer of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and was a founder of Active Reasoning, Inc., a private company that produced resource management software to help enterprises manage their IT operations, which was acquired by Oracle Corporation in 2007. From 2000 to 2002, Mr. Tseu served as a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu served as President and Chief Executive Officer and was a co-founder of SiteSmith, Inc., a provider of outsourced Internet site operations. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Director Since: 1999
Age: 72
Board Committees: -Audit -Compensation -Mergers & Acquisitions -Nominating and Corporate Governance -Strategy
Other Public Company Boards: -Propel Media
Qualifications:
Mr. Tseu has more than 30 years of professional experience founding, developing and leading networking and communication companies. His demonstrated record of leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies provides valuable insight and guidance to the entire Board and the executive management team. Moreover, Mr. Tseu has been a member of the Board since 1999 and thus has the benefit of historical experience relating to the Company and the headset industry as a whole.

FRANK BAKER
Not Independent
Business Experience:
Mr. Baker is a Co-Founder and Managing Partner of Siris Capital Group, LLC ("Siris") and is a board member of all Siris portfolio companies. Mr. Baker served as a Managing Director and founding partner at S.A.C. Private Capital Group, LLC ("SAC PCG") from 2007 until 2011, when he co-founded Siris. Before founding SAC PCG, Mr. Baker was Managing Director at Ripplewood Investments and its affiliates, where he was responsible for making various private equity investments. Prior to joining Ripplewood, Mr. Baker served as an Associate at J.P. Morgan Securities, Inc. in the Capital Markets Group and as an analyst at Goldman, Sachs & Co. in the Mergers and Acquisitions Group. Mr. Baker has a Bachelors of Arts in Economics from the University of Chicago and a Masters in Business Administration from Harvard Business School.

Director Since: 2018
Age: 47
Board Committees: -None
Other Public Company Boards: -Synchronoss Technologies, Inc.
Qualifications:
Mr. Baker has extensive experience in the telecommunications, technology and technology-enabled business service sectors which make him uniquely qualified to advise our Board and management. Mr. Baker was nominated pursuant to the Stockholder Agreement discussed above.

KATHY CRUSCO
Independent
Business Experience:
From December 2017 to January 2020, Ms. Crusco served as the Executive Vice President and Chief Financial Officer at Kony, Inc., a privately-held provider of digital experience applications for banking and low-code application development platform solutions. Prior to her role at Kony, Inc. Ms. Crusco served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in May 2011 when the company merged with Activant Solutions, Inc., a business management software company where she served as Senior Vice President and Chief Financial Officer from May 2007 to November 2010, then as Executive Vice President and Chief Financial Officer. She also spent five years at Polycom, including serving as Vice President of Worldwide Finance. Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico. She has been a member of the board of directors of Calix since September 2017 and was previously a member of the board of directors of Mitchell International from December 2013 to May 2018.

Director Since: 2018
Age: 55
Board Committees: -Audit -Leadership Development and Compensation
Other Public Company Boards: -Calix, Inc. -QAD, Inc.	Qualifications: Ms. Crusco has more than 30 years of financial leadership and strategy management experience across the communications, software and cloud markets.

BRIAN DEXHEIMER
Independent
Business Experience:
During his more than 25 years at Seagate Technology, PLC, an industry leading company focused on core elements of data storage in the enterprise and consumer markets, until his retirement in July 2009, Mr. Dexheimer held a variety of sales, marketing and executive management roles including Chief Sales & Marketing Officer; Executive Vice President - Sales, Marketing and Customer Service; and Executive Vice President - Storage Businesses and Corporate Strategy, where he was primarily responsible for company strategy, road map and all go-to-market aspects of the company. In his most recent role prior to his retirement, Mr. Dexheimer served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate’s branded direct attached and network attached consumer products and services. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland, a Masters of Business Administration from Pepperdine University and Director Certification from UCLA.

Director Since: 2008
Age: 57
Board Committees: -Nominating and Corporate Governance (Chair) -Strategy (Chair) -Leadership Development and Compensation -Mergers & Acquisitions
Other Public Company Boards: None
Qualifications:
Mr. Dexheimer has extensive experience in strategy, sales, marketing and general management relating to commercial and consumer products and services. In addition, he has substantial expertise in supply chain management. His deep knowledge of these areas brings valuable insight to our Board.

GREGG HAMMANN
Independent
Business Experience:
Since 2007, Mr. Hammann has served as Chief Executive Officer of Action Advisors, where he assists global companies in strategic planning, succession planning and improving operational results. As part of his role in Action Advisors, from April 2017 to April 2019, Mr. Hammann served as President and Chief Executive Officer and member of the board of directors of MetaCommunications, Inc., a provider of marketing resource and digital project management SaaS-enabled technology. From March 2015 to April 2017, he served as Chief Operations Officer of Sedgwick Claims Management Services, Inc., a technology-enabled claims and productivity management solution provider. From August 2014 to March 2015, he served as Executive Vice President and Chief Strategy Officer of Sedgwick Claims Management Services, Inc. Previously, he was Chairman, President and Chief Executive Officer of publicly-traded Nautilus, Inc., a fitness equipment manufacturer and held executive positions at Levi Strauss & Company, Coca-Cola Company, J.H. Whitney & Co., a private equity firm, and Power Plate North America, a manufacturer of technologically advanced exercise equipment. Mr. Hammann has also held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. He has also served as a member of a number of other boards of directors including Nautilus, RedEnvelope, Wells Dairy and The National Restaurant Association. Mr. Hammann earned a Bachelors of Business Administration from the University of Iowa, a Master of Business Administration from the University of Wisconsin and SarBox Director Certification from UCLA.

Director Since: 2005
Age: 57
Board Committees: -Leadership Development & Compensation (Chair) -Audit -Mergers & Acquisitions
Other Public Company Boards: None
Qualifications:
Mr. Hammann brings extensive experience as a chief executive officer to our Board and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board is valuable to our growth as we seek to expand our brand on a global basis.

JOHN HART
Independent
Business Experience:
From September 1990 until his retirement in September 2000, Mr. Hart was Senior Vice President and Chief Technology Officer of 3Com Corporation, where he was responsible for the overall strategic direction of the company during the 10-year period. Prior to 3Com, he was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. Mr. Hart holds a Bachelor of Science in Mathematics from the University of Georgia.

Director Since: 2006
Age: 74
Board Committees: -Leadership Development and Compensation -Nominating and Corporate Governance -Strategy
Other Public Company Boards: None
Qualifications:
Mr. Hart's experience determining the strategic direction for large technology companies is valuable to the Board because he can provide experienced and detailed advice to management on business and technological strategies.

GUIDO JOURET
Independent
Business Experience:
Since October 2016, Mr. Jouret has served as Chief Digital Officer of ABB, Inc., an electrical and automation engineering company. From April 2015 to October 2016, he served as Chief Technology Officer at Nokia, a telecommunications and consumer technology company. From May 2014 to April 2015, he served as President of Digital Platform for Envision Energy, a wind turbine manufacturer. Prior to May 2014, Mr. Jouret held various positions at Cisco Systems, a worldwide telecommunications equipment provider, most recently serving as General Manager-Internet of Things BU. Mr. Jouret received a Bachelor of Science in Electrical Engineering from Worcester Polytechnic Institute and a PhD Computing from Imperial College London.

Director Since: 2018
Age: 54
Board Committees: -Strategy -Nominating and Corporate Governance
Other Public Company Boards: None
Qualifications:
Mr. Jouret has more than 20 years of experience incubating new businesses, new divisions within existing companies and in accelerating the use of digital technologies in order to create new and profitable growth. Mr. Jouret also brings extensive knowledge in Voice Over IP and video collaboration from his time at Cisco Systems, which will assist the Board and management to guide us into the future.

MARSHALL MOHR
Independent
Business Experience:
Since June 2018, Mr. Mohr has been the Executive Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. From March 2006 to June 2018, he was Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc. From 2003 to 2006, he was Vice President and Chief Financial Officer of Adaptec, Inc., a computer hardware company. Prior to joining Adaptec, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he served in a variety of roles, concluding as the managing partner of the firm’s West Region Technology Industry Group, and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr has been a member of the Board of Directors of Pacific Biosciences of California, Inc., a developer of integrated platforms for high resolution genetic analysis, since January 2012, and serves on its Audit and Compensation Committees. Mr. Mohr was a member of the Board of Directors and served as Chairman of the Audit Committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

Director Since: 2005
Age: 64
Board Committees: -Audit (Chair) -Mergers & Acquisitions
Other Public Company Boards: -Pacific Biosciences of California, Inc.
Qualifications:
Mr. Mohr's experience in financial and accounting matters is important to the Board's duty to oversee our financial reporting and to manage our relationship with our independent auditors.

DANIEL MOLONEY
Not Independent
Business Experience:
Since 2013, Mr. Moloney has served as an Executive Partner at Siris. He also currently serves as Executive Chairman of two companies privately owned by affiliates of Siris (Digital River, Inc., and Stratus Technologies, Inc.). Prior to this, Mr. Moloney served as the President of Motorola Mobility, Inc., a leading provider of innovative technologies, products and services for the mobile and cable/wireline industries. Prior to Motorola Mobility being spun out of Motorola in early 2011, he served as the President of the Home & Networks Mobility business within Motorola and led the expansion of this business into a worldwide leader in both video and broadband wireless solutions. From 2002-2006, Mr. Moloney led the Connected Home business for Motorola. He joined Motorola as part of their acquisition of General Instrument in 2000, where he served in various leadership roles around the forefront of key technological breakthroughs including digital TV and HDTV, VoIP, and internet/video applications over cable. Mr. Moloney holds a Bachelor of Science in Electrical Engineering from the University of Michigan and a Master of Business Administration from the University of Chicago.

Director Since: 2018
Age: 61
Board Committees: -None
Other Public Company Boards: -TiVo, Corp.
Qualifications:
Mr. Moloney has nearly 30 years of senior executive management, strategic and operational oversight, and technological expertise and experience in the telecommunications, technology and technology-enabled business service sectors who will provide particularly valuable contributions to the Board. Mr. Moloney was nominated pursuant to the Stockholder Agreement discussed above.

COMPENSATION OF DIRECTORS

In fiscal year 2020, all cash compensation paid or to be paid to the Chairman, Vice Chairman and the chair of each applicable committee was in lieu of, and not in addition to, the amounts paid to the members of the Board and respective committees.

Fiscal Year 2020 Quarterly Retainer Fee
Board of Directors
Chairman	$22,500
Vice Chairman	$17,500
Member	$12,500
Audit Committee
Chair	$8,750
Member	$3,750
Leadership Development & Compensation Committee
Chair	$5,000
Member	$2,500
Nominating and Corporate Governance Committee
Chair	$3,000
Member	$1,500
Strategy Committee
Chair	$3,750
Member	$1,875
M&A Committee
Chair	$3,750
Member	$1,875

Directors were not paid attendance fees for any Board or committee meetings attended in fiscal year 2020, nor are directors to receive such fees thereafter. Directors are, however, entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings. Mr. Hagerty did not receive any director fees after he was appointed as Interim CEO.

Also, under our Outside Director Compensation Policy in effect beginning in fiscal year 2020, each non-employee director is entitled to receive an annual award of restricted stock units with a fair value of $200,000 (or a pro rata portion thereof if elected or appointed after the Annual Meeting based on the quarters remaining until the next annual meeting of stockholders). The number of shares actually awarded for fiscal year 2020 was based on the closing price of our common stock as reported on the NYSE on the date of grant, with the actual number of shares rounded down to the nearest whole number.

Each award fully vests on the first anniversary of the date of award, provided that the director continuously remains a director through the anniversary date.

Mr. Burton was an employee of the Company and, as such, was ineligible to receive compensation as a director, including the automatic, non-discretionary equity grants awarded to non-employee directors. Compensation paid to Mr. Burton during the period of time he was employed as the Company's CEO is set forth in the "Fiscal Year 2020 Summary Compensation Table" below.

Mr. Hagerty will be ineligible for future automatic, non-discretionary equity grants awarded to non-employee while serving as Interim CEO.

The following table summarizes the compensation paid to our non-employee directors for fiscal year 2020:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL YEAR 2020

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation	Total
Robert Hagerty (3)	$72,190	$199,979	$—	$272,169
Marv Tseu	$116,000	$199,979	$—	$315,979
Frank Baker	$50,000	$199,979	$—	$249,979
Kathy Crusco (4)	$70,000	$199,979	$—	$269,979
Brian Dexheimer	$94,500	$199,979	$—	$294,479
Gregg Hammann	$92,500	$199,979	$—	$292,479
John Hart	$73,500	$199,979	$—	$273,479
Guido Jouret (5)	$60,500	$199,979	$—	$260,479
Marshall Mohr	$92,500	$199,979	$—	$292,479
Daniel Moloney	$50,000	$199,979	$—	$249,979

(1)
Stock award amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2020 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 12 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal year 2020 as filed with the SEC on June 8, 2020 for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.

(2)	The aggregate number of unvested stock award shares outstanding for each non-employee director at March 28, 2020 was 5,399.

(3)
While serving as Chairman and Interim CEO, Mr. Hagerty no longer received the annual cash retainer for serving as Chairman for the last quarter of fiscal year 2020. Mr. Hagerty's compensation for serving as Interim CEO, including his equity award granted to him, pursuant to such appointment as Interim CEO, is presented in the "Fiscal Year 2020 Summary Compensation Table" below.

(4)	Ms. Crusco was appointed to the LD&C Committee on October 1, 2019. Accordingly, her cash compensation reflects the added committee membership for two quarterly retainers.

(5)	Mr. Jouret was appointed to the NCG Committee on October 1, 2019. Accordingly, his cash compensation reflects the added committee membership for two quarterly retainers.

Prior to modification of the Outside Director Compensation Policy on June 19, 2014, each non-employee director was entitled to receive annual non-qualified stock options with a seven-year term and a grant date Black-Scholes value of $50,000 immediately following each annual meeting of stockholders. At March 28, 2020, three non-employee directors still had options outstanding. The aggregate number of shares subject to the outstanding options were: Mr. Hagerty 4,293; Mr. Tseu 4,293; and Mr. Mohr 4,293.

PROPOSAL TWO
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLANTRONICS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN

General

Stockholders are being asked to approve the 2002 Employee Stock Purchase Plan, as amended and restated ("ESPP"), described below. The ESPP was originally adopted by our Board in June 2002 and thereafter approved by our stockholders in July 2002. The ESPP was then amended and restated several times and approved by our stockholders, and most recently amended and restated effective as of May 6, 2019 and approved by our stockholders at last year's annual meeting of stockholders. The ESPP has an indefinite term; continuing until terminated by the Administrator (defined below).

On March 9, 2020, our Board approved an amendment and restatement of our ESPP, effective as of March 9, 2020, to increase the number of shares in the ESPP, subject to approval by our stockholders at the Annual Meeting. If approved by our stockholders at the Annual Meeting, the number of shares issuable under the ESPP will be increased by 1,000,000. As of June 1, 2020, only six shares remain available for future purchases under the ESPP.

In considering the amendment and restatement of the ESPP to reserve the additional 1,000,000 shares, our LD&C Committee and Board reviewed the number of shares purchased under the ESPP during each of the past three years. In fiscal years 2018, 2019 and 2020, the number of shares purchased was 156,355, 138,133, and 736,184, respectively. There were more ESPP shares purchased in 2020 than in prior years due to the offering of the ESPP in certain additional jurisdictions to former Polycom employees now eligible for and electing to participate in the ESPP, coupled with our decreased share purchase price. As a result of increased participation and the market value of our common stock applicable to the February 14, 2020 purchase date, there were not enough shares in the ESPP to make the full purchase for each participant and therefore purchases were made on a pro-rata basis based on each participant's contributions during the offering period.

Our Named Executive Officers ("NEO" or "NEOs") have an interest in this proposal as each of them is eligible to participate in the ESPP, which assists our NEOs in meeting their stock ownership requirements to better align NEO and stockholder interests in the long-term value of the Company. In addition, our Board believes that the ESPP is an important component of our total employee benefit package and that it is in the best interest of the Company and our stockholders that our stockholders approve the proposed increase in the number of authorized shares available for purchase by employees under the ESPP. Assuming our stockholders had approved the increase of 1,000,000 shares effective as of June 1, 2020, there would have been 1,000,006 shares available for future purchase under the ESPP.

Vote Required

The approval by a majority of votes present in person or represented by proxy and entitled to vote is required to approve the amendment and restatement of the ESPP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ESPP.

Summary of the ESPP

The following is a summary of the principal features of the ESPP and its operation. The following summary is qualified in its entirety by reference to the ESPP, as it is proposed to be amended and restated and set forth in Appendix C, attached hereto.

General

The purpose of our ESPP is to provide employees with an opportunity to purchase our common stock through payroll deductions. The ESPP may be administered by the Board or a committee appointed by the Board, referred to as the Administrator. All questions of interpretation or application of the ESPP are determined by the Administrator, and its decisions are final, conclusive and binding upon all participants. The ESPP became effective June 10, 2002, the date that it was adopted by our Board, and will continue in effect indefinitely unless and until terminated by the Administrator.

Eligibility

Each of our employees and employees of our designated subsidiaries who have been employed for a minimum of seven calendar days (or such other period determined by the Administrator) prior to the first day of an offering period are eligible to participate in the ESPP; provided, however, employees who are not citizens of the United States or are residents of a non-United States jurisdiction may be excluded if participation is prohibited under the laws of an applicable country or if compliance with the laws of a country would cause the ESPP or any offering period under the ESPP to violate Internal Revenue Code Section 423. Additionally, no employee shall be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own 5% or more of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that her or his rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate exceeding $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. As of June 1, 2020, approximately 3,700 employees, including all of our named executive officers, were eligible to participate in the ESPP and approximately 1,500 employees were actually participating.

Shares Subject to the Plan

As of June 1, 2020, six shares of our common stock remained available for purchase under the ESPP (this amount excludes the proposed increase of 1,000,000 shares that is the subject of this proposal), subject to adjustment upon changes in capitalization as described below. On March 9, 2020, the Board approved the aforementioned increase of 1,000,000 shares issuable under the ESPP, subject to stockholder approval at the Annual Meeting.

Offering Period

The ESPP is implemented by consecutive offering periods lasting approximately 6 months in duration with a new offering period commencing on or around February 15 and August 15 each year. To participate in the ESPP, each eligible employee must authorize payroll deductions pursuant to the ESPP and guidelines established by the Administrator. Such payroll deductions may not exceed 10% of a participant's compensation payable on each payday during an offering period. Compensation is defined as base straight time gross earnings, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator has the power to change the duration of future offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected thereafter. Once an employee becomes a participant in the ESPP, our common stock will automatically be purchased under the ESPP at the end of each offering period, unless the participant withdraws his or her participation or terminates employment earlier.

Purchase Price

Shares of our common stock may be purchased under the ESPP at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as quoted on the NYSE, or the mean of the high bid and low asked prices, if no sales were reported, as reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 5,000 shares in any offering period. During the offering period, a participant may discontinue her or his participation in the ESPP. All payroll deductions made for a participant are in whole percentages only and are credited to the participant's account under the ESPP and included with our general funds. Funds we receive pursuant to exercises under the ESPP are also used for general corporate purposes.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting her or his eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Transferability

Neither amounts credited to a participant's account nor any rights to the exercise of an option or receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, or the laws of descent and distribution.

Termination of Employment

Upon termination of a participant's employment for any reason, including disability or death, her or his option and participation in the ESPP terminates. At such time, the amounts credited to the participant's account (to the extent not used to make a purchase of our common stock) are returned to her or him or, in the case of death, to the beneficiaries entitled thereto as provided in the ESPP.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

Changes in Capitalization. Subject to any required action by our stockholders, the number of shares reserved under the ESPP, the maximum number of shares that may be purchased during any offering period, as well as the price per share and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date, unless otherwise provided by the Administrator. The new exercise date shall be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of our assets or our merger with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the date of the sale or merger. If the Administrator shortens any offering period then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan

The Administrator may at any time terminate, suspend or amend the ESPP. An offering period may be terminated on any exercise date if the Administrator determines that termination of the ESPP is in our best interests and the best interests of our stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Internal Revenue Code or the requirements of the NYSE.

Certain Federal Income Tax Information

The following brief summary of the general federal income tax consequences to U.S. taxpayer participants and us with respect to shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or disposed of otherwise. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering period and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Plan Benefits
Given that the number of shares of common stock that may be purchased under the ESPP is determined, in part, on the market value of our common stock on the first and last day of the offering period and that participation is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares that were purchased during fiscal year 2020 under the ESPP, including by employees who were NEOs in fiscal year 2020, and (b) the average per share purchase price paid for such shares:

		(a)	(b)
Name	Position	Number of Shares Purchased	Average Per Share Exercise Price
Robert Hagerty(1)	Chairman, Interim CEO	—	$—
Joe Burton	Former Director, President and CEO	854	$16.28
Charles Boynton	Executive Vice President, CFO	—	$—
Mary Huser	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	—	$—
Tom Puorro	Executive Vice President, General Manager, Products	—	$—
Carl Wiese(1)	Executive Vice President, Chief Revenue Officer	—	$—
Jeff Loebbaka	Former Executive Vice President, Global Sales	343	$22.48
Executive Group (1)		1,197	$18.06
Non-Executive Director Group (2)		—	$—
Non-Executive Officer Employee Group (3)		734,987	$16.16	(4)

(1)
The Executive Group is comprised of the seven current and former NEOs listed above. Messrs. Hagerty and Wiese were not eligible during either of the two fiscal year 2020 offering periods under the ESPP.

(2)
The Non-Executive Director Group is composed of all non-employee directors who were members of the Board in fiscal year 2020. Directors who are not employees are not eligible to participate in the ESPP.

(3)	The Non-Executive Officer Employee Group is composed of all our employees worldwide minus the Executive Group.

(4)	The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.

PROPOSAL THREE
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLANTRONICS, INC. 2003 STOCK PLAN
General
Stockholders are being asked to approve an amendment and restatement of the 2003 Stock Plan (the "Plan") that increases the number of shares of common stock authorized for issuance under the Plan by 1,000,000 shares. The Plan was originally approved by our stockholders on June 27, 2003 and has been amended several times and approved by our stockholders each time. Our stockholders most recently approved the Plan at our 2019 Annual Meeting held on June 28, 2019. The Board approved the amended Plan that is the subject of this Proposal Three on March 9, 2020 (the "Plan Restatement Date") and is requesting stockholder approval at this Annual Meeting.
Our NEOs and directors have an interest in this proposal as each of them is eligible to receive grants under the Plan and as with our ESPP, grants under this Plan assist in enabling each of our NEOs and directors to achieve their required stock ownership to align their interests with those of our stockholders. On June 1, 2020, the fair market value of a share of our common stock as determined according to the terms of the Plan was $12.75.
As of June 1, 2020, 2,658,088 shares remained available for future awards under the Plan and there were options to purchase 329,195 shares of our common stock outstanding. The options to purchase 329,195 shares had a weighted average exercise price of $47.47 and a weighted average remaining contractual life of 0.76 years. As of June 1, 2020, 1,992 RSAs were issued and outstanding, and 1,818,308 RSUs, granted at no cost, were outstanding and remained unvested. Assuming our stockholders had approved the increase of 1,000,000 shares as of June 1, 2020, there would have been 3,658,088 shares available for future awards under the Plan.
Burn Rate

Burn rate, a measure of the rate at which companies use shares available for grant under their equity compensation plans, is an important factor for investors concerned about stockholder dilution. In setting and recommending to stockholders the number of additional shares to be authorized under the Plan, our LD&C Committee and Board considered the Company's burn rate for all grants of equity awarded over the past three fiscal years. The following table shows our burn rate for those years taking into account all equity awards made by the Company. Full value awards include RSAs, RSUs and PSUs.

Fiscal Year Ended	Options Granted	Options Forfeited or Expired	Full Value Awards Granted	Full Value Awards Forfeited	Net Awards Granted	Weighted Average Number of Common Shares Outstanding	Burn Rate
March 28, 2020	—	256,737	1,759,995	375,832	1,127,426	39,657,936	2.84%
March 30, 2019	—	18,334	1,171,121	234,762	918,025	37,569,249	2.44%
March 31, 2018	14,500	4,167	783,467	123,815	669,985	32,345,429	2.07%
The net burn rate is calculated by adding options and full value awards granted, less any options canceled and full value awards forfeited, divided by the weighted average shares outstanding. Our three-year average net burn rate is 2.45%.

As of June 1, 2020, we expect to grant awards covering approximately 1,900,000 shares under the Plan in fiscal year 2021, primarily as part of our annual worldwide employee review process and to attract and retain key talent necessary to achieve our long-term strategic goals1. Additionally, each year we experience some equity award cancellations. In fiscal year 2021, we anticipate cancellations of options and forfeitures of RSAs, RSUs and PSUs of approximately 800,000 shares.

_____________________________
1 In addition, in fiscal 2021, we anticipate making a material new hire grant consisting of a mix of RSUs and PSUs in connection with the hiring of a new CEO, as our search is underway. It is currently anticipated that we will rely on the NYSE inducement award exception to make the grant under a stand-alone plan, rather than making the grant under the Plan, in order to ensure we have sufficient shares for equity awards that we expect to grant to our other employees.

Therefore, if our expectation for cancellations proves accurate, net grants (grants less cancellations) would be approximately 1,100,000 shares in fiscal year 2021, or approximately 2.7% of our common stock outstanding as of June 1, 2020. Our actual net grants in fiscal year 2020 were 1,127,426 shares or 2.8% of our common stock outstanding as of June 1, 2020, which was less than the approximately 1,215,000 shares we had forecast for fiscal year 2020, primarily due to more equity award cancellations than forecast.

Vote Required

The approval by a majority of votes present in person or represented by proxy and entitled to vote is required to approve the amendment and restatement of the Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLAN.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended and restated, as set forth in Appendix D, attached hereto.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive for our directors, employees and consultants; and to promote the success of our business.

Administration

The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the Administrator. The Administrator may make any determinations deemed necessary or advisable for the Plan. The Administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Administrator will be final and binding on all participants and any other holders of awards.

Term of the Plan

The Plan became effective as of September 24, 2003, and will continue until terminated by the Board. The Plan does not have an expiration date although the Board may amend, alter, suspend or terminate it any time.

Eligibility

Nonstatutory stock options, RSAs and RSUs may be granted to our employees, non-employee directors and consultants and those of our parent or subsidiary companies (each referred to herein as a "participant"). As of June 1, 2020, there were approximately 4,100 participants, including our Interim CEO and nine non-employee directors, who are eligible to receive grants under the Plan.

Shares Subject to the Plan

As of June 1, 2020, 2,658,088 shares of our common stock remained available for future grant under the Plan (this amount excludes the proposed increase of 1,000,000 shares that is the subject of this proposal), subject to adjustment upon changes in capitalization as described below. On March 9, 2020, the Board approved the aforementioned increase of 1,000,000 shares issuable under the Plan, subject to stockholder approval. Shares subject to options and full value awards will be counted against the share reserve as one share for every one share subject thereto. It has been our practice, and it will continue to be our internal practice, to consider the value of a full value award to be 2.5 times the value of an option when determining the number of shares awarded. Many factors are considered when determining the equity value to be awarded to any participant. We no longer grant stock options or RSAs. The last stock option grant was made on April 17, 2017 and the last RSA grant was made on May 10, 2018.

Stock Options

For previously granted options, each option granted under the Plan is to be evidenced by a written award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Exercise of the Option. The Administrator determines when options become exercisable; however, options generally are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to us, specifying the number of full shares of our common stock to be purchased and tendering payment of the purchase price to us. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of common stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, will require to effect a cashless exercise of the option and delivery to us of the amount of proceeds required to pay the exercise price and applicable withholding taxes, if any, (5) a reduction of our liability to the participant, (6) any combination of the foregoing methods, or (7) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(b) Exercise Price. The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of a stock option must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of our common stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the NYSE for the day of determination.

(c) Termination. If a participant ceases to be a service provider, including if a participant's membership on the Board, employment or consulting relationship with us (or our parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 90 days or a period of 12 months in the case of termination upon death, disability or retirement. Notwithstanding the foregoing, all shares under an option must be exercised prior to the expiration of the term set forth in the award agreement.

(d) Term and Termination of Options. At the time an option is granted, the Administrator determines the period within which the option may be exercised. In no event may the term of an option be longer than seven years. No person may exercise an option after the expiration of its term.

(e) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Awards

Previously granted Restricted Stock Awards ("RSA") under the Plan are to be evidenced by an award agreement between the Company and the participant and are subject to the following additional terms and conditions:

(a) Termination. Subject to the terms of an agreement between us and a participant, if a participant's membership on the Board, employment or consulting relationship with us is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to us or we may repurchase any unvested stock obtained by the participant pursuant to a RSA. Unless the Administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid by the participant, if any, for such shares.

(b) Term of Restricted Stock Awards. The Administrator determines the period during which a RSA will vest, which according to internal policy must generally be at least one year from the date of grant. Additionally, if a RSA is not subject to achievement of performance goals, then according to our internal policies currently in effect such award generally will fully vest over at least three years from the grant date. Notwithstanding the foregoing, the Administrator may determine the vesting schedule of RSAs in its sole discretion and the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The granting and/or vesting of RSAs may be made subject to the attainment of performance goals and may provide for a targeted level or levels of achievement.

(c) Voting Rights. During the period of restriction, service providers holding RSAs may exercise full voting rights with respect to those shares, unless the Administrator determines otherwise.

(d) Dividends. During the period of restriction, service providers holding RSAs will be entitled to receive all dividends and other distributions paid with respect to such shares, unless the Administrator determines otherwise. If any such dividends or distribution are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the RSAs with respect to which they were paid.

(e) Other Provisions. The RSA agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Units

RSUs are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. Each award of RSUs will be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Terms of Restricted Stock Unit Awards. The Administrator will establish organizational, individual performance goals or other vesting criteria in its discretion (including, without limitation, continued service), which, depending on the extent to which they are met, will determine the number and/or the value of RSUs paid out to participants. According to our internal policies currently in effect, the vesting period generally must be at least one year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award generally will fully vest over at least three years from the grant date (except in France where local law requires a two year vesting period and a two-year holding period). Notwithstanding the foregoing, the Administrator may determine the vesting schedule of RSUs in its sole discretion and, following the grant of RSUs, the Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such RSUs. The granting and/or vesting of RSUs may be made subject to the attainment of performance goals and may provide for a targeted level of levels of achievement.

(b) Other Provisions. The RSU award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Non-Employee Director Annual Equity Award Limitations

Equity awards granted to non-employee directors during any fiscal year are subject to an overall aggregate grant date fair market value limitation. Non-employee directors may not receive equity awards in the form of stock options, RSAs, RSUs, or any combination of the three in any fiscal year in excess of an aggregate grant date fair market value of $500,000; provided, however, the foregoing $500,000 limitation does not apply to the extent a non-employee director has been or becomes an employee of the Company during the fiscal year.

Nontransferability of Awards

Unless determined otherwise by the Administrator, an award may not be sold, assigned, hypothecated, transferred or disposed of other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a participant, only by the participant. If the Administrator, in its sole discretion, makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933, as amended.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization. Subject to any required action by our stockholders, in the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of common stock subject to the Plan, the number of shares of common stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation. In the event of a proposed liquidation or dissolution, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or earned, an award will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change of Control. In connection with a merger of us with or into another corporation, or a "change in control," as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the participant will fully vest in and have the right to exercise his or her option as to all shares, and all restrictions on RSAs and RSUs will lapse and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. If an option becomes fully vested and exercisable in lieu of assumption or substitution, the Administrator will notify the participant that he or she has the right to exercise his or her options and as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period.

Amendment and Termination of the Plan

The Plan does not contain a set term or date on which it will automatically expire. Accordingly, unless and until terminated by the Board, the Plan will continue in full force and effect. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of the NYSE), as in effect at the time. In addition, pursuant to the terms of the Plan, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in our capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options issued under the Plan by lowering the exercise price of a previously granted option, by canceling options and issuing replacements or by otherwise replacing existing options with substitute options with a lower exercise price.

Federal Tax Aspects

The following paragraphs are a brief summary of the general federal income tax consequences to U.S. taxpayer participants and the Company due to awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of our stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss subject to appropriate holding periods.

Restricted Stock Awards and Restricted Stock Units. A participant generally will not have taxable income at the time an award of RSAs or RSUs is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of an RSA (but not an award of RSUs) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A. Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered our "specified employees," Section 409A requires that such individual's distribution commence no earlier than six months after such individual's separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section

409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company. We will generally be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of certain compensation paid to our Chief Executive Officer and other "covered employees". As a result of the Tax Cuts and Jobs Act of 2017, and except for certain grandfathered arrangements, under Section 162(m), any compensation over $1,000,000 paid to covered employees is not deductible by the Company. In light of these changes, we modified the Plan in fiscal year 2019 to remove certain provisions that related to the granting, administration and terms of awards intended to qualify as "performance-based compensation" under Section 162(m) as previously in effect, including regarding administration by a committee composed to meet prior requirements related to "performance-based compensation", the detailing of specific performance goals that could be applied to awards intended to qualify as "performance-based compensation" and specific terms, conditions, and requirements related to such awards, including annual share limitations; provided, however, that awards granted prior to the modifications in fiscal year 2019 that were intended to qualify as "performance-based compensation" for purposes of Section 162(m), and that can still qualify as "performance-based compensation", will continue to be governed by the terms of the Plan as in effect prior to the modifications.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN ELIGIBLE INDIVIDUAL MAY RESIDE.

Plan Benefits

The number of shares of our common stock a participant may receive under the Plan pursuant to equity awards is at the discretion of the LD&C Committee or Board and therefore cannot be determined in advance.

The following table sets forth for each individual or group (a) the aggregate number of shares subject to RSUs (including PSUs) granted under the Plan during fiscal year 2020, and (b) the fair market value on the grant date of such RSUs. There were no stock options, restricted stock awards or other forms of equity awards granted in fiscal year fiscal year 2020.

		(a)	(b)
Name	Position	Number of RSU Shares Granted	Average Per Share Value of RSU Awards (1)
Robert Hagerty(2)	Chairman and Interim CEO	50,399	$9.52
Joe Burton	Former Director, President and CEO	148,164	$43.87
Charles Boynton	Executive Vice President and CFO	80,619	$50.46
Mary Huser	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	29,632	$43.87
Tom Puorro	Executive Vice President, General Manager, Products	45,588	$43.87
Carl Wiese	Executive Vice President, Chief Revenue Officer	147,535	$14.18
Jeff Loebbaka	Former Executive Vice President, Global Sales	38,750	$43.87
Executive Group (3)		540,687	$33.55
Non-Employee Director Group (4)		48,591	$37.04
Non-Executive Officer Employee Group (5)		1,170,717	$36.50

(1)	Based on the market value of our common stock on the date of grant of RSUs during fiscal year 2020.

(2)
Mr. Hagerty was appointed as Interim CEO in February 2020. Under the terms of his at-will letter agreement as further described in the section entitled "Mr. Hagerty's Employment Agreement" elsewhere in the Proxy Statement, he was granted 45,000 time-vested RSUs on March 16, 2020. Prior to this, Mr. Hagerty was granted 5,399 time-vested RSUs on June 28, 2019 for his service as a non-employee director. For more information, please see the "Fiscal Year 2020 Summary Compensation Table" and "Grants of Plan-Based Awards" sections in the Proxy Statement.

(3)	The Executive Group is comprised of the seven current and former NEOs listed above.

(4)	The Non-Employee Director Group is comprised of all members of the Board except Robert Hagerty.

(5)	The Non-Executive Officer Employee Group is comprised of all our employees worldwide minus the Executive Group.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of March 28, 2020, the end of our most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,562,778	(2)	$6.50	(3)	2,751,833	(4)
Equity compensation plans not approved by security holders	—		$—		—
Total	2,562,778		$6.50		2,751,833

(1)
Includes both the ESPP and the Plan but does not include the additional 1,000,000 and 1,000,000 shares for the ESPP and the Plan, respectively, for which stockholder approval is being requested at the Annual Meeting.

(2)	Includes 351,695 shares subject to stock option awards and 2,211,083 shares subject to RSU awards. Excludes purchase rights accruing under the ESPP.

(3)
RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and, therefore, reduce the weighted-average exercise price of outstanding rights. Excluding RSUs, the weighted-average exercise price of outstanding stock options is $47.39.

(4)	Consists of 2,751,827 shares available for future issuance under the Plan and six shares available under the ESPP.

Outstanding Performance Awards Summary

The table below shows the number of performance equity awards (all of which consisted of PSUs) granted (at target), vested and forfeited within the last three fiscal years.

Performance-Based Equity Awards ("PSUs")	# Shares or Units
Unvested on March 31, 2017	—
Granted	61,640
Vested / Earned	—
Forfeited	—

Unvested on March 31, 2018	61,640
Granted	107,067
Vested / Earned	20,545
Forfeited	4,951

Unvested on March 30, 2019	143,211
Granted	383,577
Vested / Earned	20,439
Forfeited	85,779

Unvested on March 28, 2020	420,570

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2021. The Board recommends that stockholders vote for ratification of such appointment. Ratification of the appointment of the independent registered public accounting firm is not required. However, we customarily seek stockholder ratification as a matter of good governance. If this Proposal Four is not approved, the Audit Committee may reconsider its selection. Notwithstanding ratification by the stockholders, the Audit Committee may select a different registered public accounting firm at any time during the year if it determines that it would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers has audited our consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions and will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following table summarizes the fees for audit and other services performed by PricewaterhouseCoopers, our independent registered public accounting firm, for the fiscal years ended March 28, 2020 and March 30, 2019. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by PricewaterhouseCoopers, but include out-of-pocket expenses. All services described in the fee table were approved in conformity with the Audit Committee’s pre-approval process.

	Fiscal Year Ended March 28,	Fiscal Year Ended March 30,
Fee Category	2020	2019
Audit Fees	$3,967,524	$3,646,900
Audit-Related Fees	$1,815,250	$2,511,164
Tax Fees	$434,780	$783,720
All Other Fees	$7,064	$17,286
Total	$6,224,618	$6,959,070

Audit Fees. Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers (i) for the audit of our annual consolidated financial statements included in our Form 10-K; (ii) for review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) for consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees. Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, audits in connection with proposed or consummated acquisitions, and information systems audits.

Tax Fees. Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

All Other Fees. Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

Vote Required

The approval by a majority of votes present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal year 2021.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

PROPOSAL  FIVE
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses how our compensation program is designed and how our practices reflect our compensation philosophy, as well as the Summary Compensation table and the related compensation tables, notes and narrative. The LD&C Committee and the Board believe that our compensation program design and practices are effective in implementing our guiding principles.

 Under Section 14A of the Securities Exchange Act, we are required to submit this proposal to stockholders for a non-binding advisory vote to approve the compensation of our NEOs. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables and other narrative compensation disclosures.

We hold an advisory vote on NEO compensation annually. Accordingly, after the upcoming Annual Meeting, we expect the next advisory vote on NEO compensation will occur at our 2021 Annual Meeting.

We are also required under Section 14A of the Exchange Act to submit a proposal to stockholders regarding the frequency of our say-on-pay proposals at least every six years. Stockholders were last asked to vote on the frequency of say-on-pay at our 2017 Annual Meeting. Consequently, our next vote on the frequency of say-on-pay will occur in 2023.

Vote Required

The approval by a majority of votes present in person or represented in proxy and entitled to vote is required to approve this Proposal Five. However, this vote is advisory and, therefore, not binding on us, the LD&C Committee, or the Board. The Board and the LD&C Committee value the opinions of our stockholders and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of our executive compensation program in the future.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 1, 2020 (except as noted below) as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and each nominee for director, (iii) our former CEO and our current Interim CEOs, both of whom served in fiscal year 2020, and each of the three other most highly compensated NEOs as of the end of fiscal year 2020, and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (3)

Triangle Private Holdings II, LLC (4)	7,102,201	17.8%
c/o Siris Capital Group, LLC
601 Lexington Ave, 59th Floor
New York, NY 10022

PRIMECAP Management Company (5)	5,051,150	12.7%
177 E. Colorado Blvd., 11th Floor
Pasadena, California 91105

The Vanguard Group, Inc. (6)	3,676,344	9.2%
100 Vanguard Blvd.
Malvern, PA 19355

Ameriprise Financial, Inc. (7)	2,848,617	7.1%
145 Ameriprise Financial Center
Minneapolis, MN 55474

Joe Burton	358,582	*
Brian Dexheimer	114,336	*
Robert Hagerty	42,568	*
Marv Tseu	37,330	*
Marshall Mohr	36,330	*
Gregg Hammann	26,037	*
Mary Huser	25,740	*
John Hart	14,985	*
Guido Jouret	10,387	*
Charles Boynton (8)	10,365	*
Kathleen Crusco	8,389	*
Frank Baker	8,303	*
Daniel Moloney	8,303	*
Tom Puorro	7,302	*
Carl Wiese	—	*
Jeff Loebbaka	—	*

All Directors and Executive Officers as a Group (16 persons)	708,957	1.7%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.

(2)	Includes stock options held by directors, director nominees and NEOs that are exercisable, and restricted stock units expected to vest, within 60 days of June 1, 2020, as follows:

Director/Named Executive Officer	Stock Options	Restricted Stock Units*
Joe Burton	230,316	—
Brian Dexheimer	—	5,399
Robert Hagerty	4,293	5,399
Marv Tseu	4,293	5,399
Marshall Mohr	4,293	5,399
Greggory Hammann	—	5,399
Mary Huser	14,500	—
John Hart	—	5,399
Guido Jouret	—	5,399
Charles Boynton	—	—
Kathleen Crusco	—	5,399
Frank Baker	—	5,399
Daniel Moloney	—	5,399
Tom Puorro	—	—
Carl Wiese	—	—
Jeff Loebbaka	—	—

All Directors and All Executive Officers as a Group (16 persons)	257,695	53,990

*
Performance-based restricted stock units expected to vest within 60 days of June 1, 2020 are excluded from the amounts set forth in the tables above as actual performance, and therefore the number of shares vesting, had not been determined as of that date.

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of 40,666,148 shares of common stock outstanding on June 1, 2020 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of June 1, 2020 as set forth in footnote 2 above.

(4)
As of February 25, 2020, Triangle Private Holdings II, LLC ("Triangle") reported shared voting and shared dispositive power as to 7,102,201 shares and neither sole voting nor sole dispositive power over these shares. Information provided herein is based solely upon Triangle's Schedule 13D, Amendment 2 filed on February 26, 2020.

(5)
As of December 31, 2019, PRIMECAP Management Company ("PRIMECAP") reported sole dispositive and sole voting power as to 5,051,150 shares and neither shared voting power nor shared dispositive power over these shares, based solely upon PRIMECAP's Schedule 13G/A, Amendment 24, filed on February 12, 2020.

(6)
As of December 31, 2019, The Vanguard Group reported sole dispositive power as to 3,604,754 shares, shared dispositive power as to 71,590 shares, shared voting power as to 5,100 shares, and sole voting power as to 71,447 shares. Information provided herein is based solely upon The Vanguard Group's Schedule 13G/A, Amendment No. 9 filed on February 12, 2020.

(7)
As of December 31, 2019, Ameriprise Financial, Inc. ("Ameriprise") reported shared dispositive power as to 2,848,617 shares and shared voting power as to 2,786,638 shares, based solely upon Ameriprise's Schedule 13G, filed on February 14, 2020.

(8)	Mr. Boynton's ownership includes 52 shares acquired pursuant to dividend reinvestment on 2,000 shares that he acquired via an open market purchase on May 10, 2019.

Stock Ownership Requirements; Anti-Hedging and Anti-Pledging Policy

Fiscal Year 2020 Stock Ownership Requirements

We have established stock ownership guidelines for all Executive Officers and directors. Under the guidelines, Executive Officers should own, and directors must own, a certain amount of our common stock as discussed below. For purposes of this requirement, "Executive Officers" are officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. Each director and Executive Officer then in office was in compliance with these ownership guidelines as of the beginning of fiscal year 2020.

Non-Employee Directors

During fiscal year 2020, each non-employee director was required to hold that number of shares (or the value of in-the-money vested stock options) equal in value to three times the annual cash retainer for a member of the Board in general, which annual retainer is currently $50,000. Each current non-employee director must attain the foregoing $150,000 ownership requirement by no later than the start of fiscal year 2023 and each future non-employee director must do so within five years of her or his appointment to the Board.

President and Chief Executive Officer

The President and CEO should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to his or her annual base salary, or (ii) 25,000 shares of our common stock. The President and CEO should attain the foregoing ownership threshold within four years of her or his acceptance of such position.

Executive Officers

All Executive Officers (other than the President and CEO) should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to $50,000, or (ii) 3,000 shares of our common stock. Each Executive Officer should attain the foregoing ownership threshold within four years of her or his acceptance of the position.

To determine the value of shares held by each of our non-employee directors and each Executive Officer, including the President and CEO, we divide the threshold value of stock to be held by each individual by the market price of our common stock at the beginning of each fiscal year. The value of shares of common stock is calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of shares of our common stock during a fiscal year will not affect the amount of stock that an individual must hold during that year. The Board or an appropriate committee has the discretion to modify these guidelines, including on a case-by-case basis, as it deems appropriate.

Fiscal Year 2021 Stock Ownership Requirement Changes

On February 24, 2020, the LD&C Committee approved changes to the stock ownership requirements as follows:

Non-Employee Directors

During fiscal year 2021, each non-employee director is required to hold that number of shares (or the value of in-the-money vested stock options) equal in value to five times the annual cash retainer for a member of the Board in general, which annual retainer is currently $50,000. Each current non-employee director must attain the foregoing $250,000 ownership requirement by no later than the start of fiscal year 2026 and each future non-employee director must do so within five years of her or his appointment to the Board.

President and Chief Executive Officer

The President and CEO should hold that number of shares of the Company's common stock (or the value of in-the-money vested stock options) equal in value to five times to her or his annual base salary. The President and CEO should attain the foregoing ownership threshold by the later of the start of fiscal year 2026 or within five years of her or his employment in such position.

Executive Officers

All officers whose titles are executive vice president and above ("Executives"), other than the President and CEO should hold that number of shares of the Company's common stock (or the value of in-the-money vested stock options) equal in value to two times her or his annual base salary. Each Executive Officer should attain the foregoing ownership threshold by the later of the start of the fiscal year 2026 or within five years of her or his employment in such position.

While serving as Interim CEO and Chairman, Mr. Hagerty will continue to be subject to the ownership guidelines applicable to non-employee directors.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Compliance Program and Policy, directors, officers, employees and other associated parties are prohibited from short selling our stock, hedging or trading in publicly-traded options such as puts, calls and other derivative securities (other than stock options issued by us) with respect to our stock, pledging our stock as collateral for loans, or holding our stock in margin accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to our NEOs for fiscal year 2020. Our NEOs include our CEO, our CFO and three other highest paid "executive officers," as defined by SEC rules, who were serving on the last day of fiscal year 2020. As required by SEC rules, we have also included our former CEO and former Executive Vice President, Global Sales who also served in such capacities during fiscal year 2020. Our NEOs for 2020 are:

Robert Hagerty (1)	Interim CEO and Chairman
Joe Burton (2)	Former President and CEO
Charles Boynton	Executive Vice President and CFO
Mary Huser	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary
Tom Puorro (3)	Executive Vice President, General Manager, Products
Carl Wiese (4)	Executive Vice President, Chief Revenue Officer
Jeff Loebbaka (5)	Former Executive Vice President, Global Sales

(1)	On February 10, 2020, the Company announced the appointment of Mr. Hagerty as the Company's Interim CEO and that Mr. Hagerty would continue to serve as the Company's Chairman.

(2)	On February 10, 2020, the Company announced Mr. Burton's resignation as President and CEO effective as of February 7, 2020.

(3)
On May 7, 2019, Mr. Puorro was appointed as the Company's Executive Vice President, General Manager, Products. He was previously Executive Vice President, General Manager, Group Systems since November 2018.

(4)	On January 21, 2020, Mr. Wiese was appointed as the Company's Executive Vice President, Chief Revenue Officer.

(5)	On November 4, 2019, the Company announced the resignation of Mr. Loebbaka as the Company's Executive Vice President, Global Sales.

Roles of Interim CEO and Chairman

As of February 7, 2020, Mr. Hagerty was appointed by the Board to serve as the Interim CEO. He retains his Chairman position. The Board is in process of searching for a new CEO. The Company intends to resume the separation of these roles upon the appointment of the next CEO.

As Interim CEO, Mr. Hagerty has responsibility for development and execution of our strategic plans and for leadership and oversight of all of the Company’s day-to-day operations and performance.

The discussion that follows includes statements regarding financial and operating performance targets in the limited context of our Executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

Compensation Philosophy

Our philosophy is that Executive compensation should be competitive and vary with the actual performance of the Company and each individual. Accordingly, our Executive compensation program is designed to target total compensation based on achievement of Company goals and the contributions of each Executive, and his or her team, to realizing those goals.

The guiding principles of our Executive compensation program are to provide appropriate compensation to:

•Attract highly qualified Executives and motivate them to perform at the highest levels
•Reward outstanding performance while avoiding excessive risk

•
Retain Executives whose skills are essential for maintaining and building upon the successes of our business and creating long-term stockholder value in a manner consistent with our core business and leadership values

•	Establish annual short-term targets for cash incentives that are directly tied to metrics we deem important to financial performance as well as to individual areas of accountability

•	Create greater stockholder value by awarding long-term equity compensation tied to the achievement of consistent positive corporate results

•	Recruit and retain successful individuals by providing comprehensive compensation packages competitive with those of executives in similar positions at comparable companies

Fiscal Year 2020 Compensation Elements

Our fiscal year 2020 Executive compensation program consisted of the following key elements:

	Compensation Element	Principal Objectives and Link to Business	Performance Measures
Fixed	Base Salaries	Attract and retain key talent; drive performance through individual contributions	Not applicable
Fixed with At Risk Component	Restricted Stock Units	Attract and retain key talent; drive individual long-term performance; align corporate and stockholders' interests	Stock price performance
At Risk	Annual Cash Bonuses	Attract and retain key talent; drive individual performance to achieve annual operating and financial goals	Financial measures (Net Revenue and Non-GAAP EBITDA)
	Performance-based Restricted Stock Units	Attract and retain key talent; align corporate and stockholders' interests; create sustainable long-term value	Total stockholder return of our stock as measured against an index of companies

Fiscal Year 2020 Target Compensation Mix

Our key executive compensation guiding principle continues to be closely aligning the compensation of our Executives with the creation of long-term value for our stockholders by tying a significant portion of Executives' total target direct compensation opportunity to Company performance. The following charts show the fiscal year 2020 total target direct compensation mix for our former CEO, Mr. Burton, and the average total target direct compensation mix for our other NEOs, other than Mr. Wiese, our Executive Vice President Chief Revenue Officer, who joined the Company in January 2020 and was not included in the annual compensation planning process for fiscal year 2020. For fiscal year 2020, our CEO's total target direct compensation was 67% performance-based and 90% at risk as shown below. Also, as shown below, approximately 60% of the total target direct compensation of our other NEOs, on average, was performance-based and 79% at risk. We consider compensation to be "at-risk" if vesting of shares is subject to the achievement of performance targets or the value received is dependent on our stock price.

(1)	Total target direct compensation includes: (i) 2020 base salary in effect at the end of fiscal year 2020; (ii) target 2020 annual cash bonus in effect at the end of fiscal year 2020; (iii) grant date fair value of PSUs granted during fiscal year 2020; and (iv) grant date fair value of RSUs granted during fiscal year 2020.

DETERMINING EXECUTIVE COMPENSATION

Role of the Leadership Development & Compensation Committee

The LD&C Committee of our Board ("Committee") reviews, approves and oversees all elements of Executive compensation with the assistance of senior management and our compensation consultant, Compensia. Each Committee member is an independent, non-employee director with experience managing executives and making executive compensation decisions.

The Committee believes compensation must be viewed holistically and, therefore, evaluates compensation in its totality. We refer to this as total direct compensation ("TDC"). The Committee compares the TDC for each Executive to the median of the range of TDC for executives in similar positions with similar responsibilities at comparable companies. Consistent with our strategy, when annual company-wide performance exceeds pre-established targets, our Executives generally earn greater than median pay and when performance falls below targets, they typically earn less. The Committee believes a program that enables greater than median compensation when performance exceeds pre-established targets supports its goal of increasing stockholder value.

In determining base salaries, annual and long-term incentive targets and all other elements of Executive compensation, the Committee relies on its experience and the combination of multiple factors, including our strategic business goals, compensation survey data, competitive market dynamics for talent and each Executive’s position, experience, level of responsibility, individual job performance, contributions to overall corporate performance, job tenure and future potential. The Committee works to ensure base to variable pay ratios are aligned to effectively drive stockholder value and does not set specific benchmarks for overall compensation or allocations between different elements and types of compensation.

Role of Our Stockholders

We value our relationships with our stockholders. All stockholders are welcome to submit suggestions regarding our governance, including our Executive compensation practices to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at 831-426-5858.

Annually, stockholders cast an advisory vote on our NEO compensation ("say-on-pay"). At our 2019 Annual Meeting of Stockholders, our say-on-pay proposal received approval of 94.5% of the votes cast. This followed the say-on-pay vote at our 2018 Annual Meeting at which over 91% of the votes cast were also in favor. Based on our outreach and prior stockholder voting results, the Committee believes our stockholders strongly support our approach to NEO and Executive compensation.

Role of Management

The Committee conducts an annual review of Executive compensation to determine if changes are appropriate. As part of this process, our CEO, human resources personnel and other appropriate personnel provide the Committee with an assessment of each Executive's prior year performance against her or his specific performance objectives for the year and her or his influence on overall corporate performance.

Based on his assessments, together with information provided by our compensation consultant, our CEO recommends each Executive's compensation package and performance objectives for each fiscal year. Our CEO does not participate in any assessment of his own performance or make any recommendation with respect to his own compensation package.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the Executives with modifications the Committee considers appropriate. The Committee may also adjust compensation for specific individuals at other times during the year as it deems advisable.

Role of Our Compensation Consultant

Our independent third-party compensation consultant, Compensia, provides information, analysis and advice regarding Executive compensation practices and reports directly to the Committee chairman.

The Committee considers a variety of factors when evaluating the capabilities and independence of compensation consultants including, the consultant's provision of other services to us, the fees paid or expected to be paid, the consultant's policies and procedures designed to prevent conflicts of interest, any business or personal relationships between members of the Committee or members of executive management and the consultant or its personnel, and whether the consultant or its personnel own any of our stock. For fiscal year 2020, the Committee determined there were no conflicts of interest with Compensia and that Compensia was independent.

At the Committee's direction, Compensia provided various services in connection with the Company's fiscal year 2020 Executive compensation including: (i) Peer Group analysis; (ii) advice on targets and funding metrics for our Executive compensation program; (iii) ongoing advice on the design of our annual cash-based Incentive Compensation Plan for Executives as well as non-Executive personnel and equity incentive plans generally; (iv) our executive compensation risk assessment and (v) information on Executive and non-employee director compensation including trends, developments and market practices in relevant areas including severance and change of control practices.

A Compensia representative attended a majority of the meetings and executive sessions of the Committee in fiscal year 2020. Additionally, its personnel contacted our employees for information and assistance necessary to fulfill its assignments and provide reports and presentations to and on behalf of the Committee to our Executives and other employees. All decisions concerning the amount or form of Executive compensation are made by the Committee alone or in conjunction with our Board.

Executive Compensation Market Analysis

Executive recruitment and retention requires market competitive compensation packages. For fiscal year 2020, no changes were made from the peer group we used for fiscal year 2019 to benchmark our Executive pay ("Peer Group").

In re-selecting the Peer Group, the Committee approved relevant metrics proposed by Compensia to establish a group of like companies based on key factors such as industry comparability, revenue and revenue growth, market capitalization, profitability, headcount, and location. For fiscal year 2020, Compensia recommended, and the Committee considered as potential peers, U.S.-based public companies primarily in the technology hardware and equipment fields, particularly communication equipment entities, along with software companies, primarily systems, application or internet/services, and secondary industries to include manufacturers and services providers in computer and peripherals, electronic equipment and instruments, office electronics and semiconductor fields. Other Peer Group selection criteria included: (i) consistency with prior periods, such as whether we included a company in our prior fiscal year Peer Group; (ii) whether a company had positive net income in the prior year; and (iii) whether the company was headquartered in the San Francisco Bay Area. Based on Compensia's summary, the Committee approved no changes from the fiscal year 2019 peer group. The 19 publicly-traded companies that comprise the fiscal year 2020 Peer Group have a focus in the technology, hardware, equipment, software, and direct labor industries with annual revenues between $1.0 billion and $4.1 billion and market capitalization between $646 million and $5.9 billion. The fiscal year 2020 Peer Group companies are:

Avaya Holdings	BlackBerry Limited	Cadence Design Systems	Citrix Systems
Coherent	Dolby Laboratories	F5 Networks	Finisar
Juniper Networks	Logitech International	Nuance Communications	Palo Alto Networks
Roku	Synopsys	Teradata	Trimble Navigation
Ubiquiti Networks	Verint Systems	Viasat

For Executive compensation comparisons, Compensia provided data from the most recently reported proxy statements and SEC filings of the selected Peer Group companies. Because proxy statements and SEC filings are generally limited to each company's five most highly compensated executives, sufficient publicly available data is not available for all our Executives. Therefore, as an additional resource, we reviewed applicable compensation data for similar executives at the Peer Group companies as reported in The Radford Global Technology Survey.

Key Executive Compensation Elements for Fiscal Year 2020

Base Salaries

Base salaries are the basis of our Executive compensation program, establishing a fixed base level of cash compensation for each Executive. Base salaries are intended to reflect the Committee's assessment of each Executive's: (i) functional role and responsibilities as they relate to organizational success; (ii) ability to fulfill her or his primary responsibilities; (iii) past performance and future potential; (iv) tenure; and (v) succession and retention considerations. Base salaries are also the foundation for determining bonuses under our annual variable cash Incentive Compensation Plan.

Base salaries are typically fixed upon hire or promotion and thereafter reassessed annually. To remain competitive, base salaries are evaluated against the median of the range of salaries for executives in similar positions at Peer Group companies; however, the Committee does not target a specific percentile when setting compensation levels.

Except as noted below, the Committee approved the following fiscal year 2020 base salaries on May 6, 2019. Thereafter, in accordance with Company policy for all employees, changes to base salaries took effect on June 24, 2019.

	Fiscal Year 2020 Base Salary(1)	Fiscal Year 2019 Base Salary
Name
Robert Hagerty(2)	$800,000	N/A
Joe Burton	$800,000	$700,000
Charles Boynton	$493,200	$485,000
Mary Huser	$458,000	$400,000
Tom Puorro	$458,000	N/A
Carl Wiese(3)	$500,000	N/A
Jeff Loebbaka	$458,000	$410,000

(1) Amounts include consideration towards the former car allowance of $8,280 per year.

(2)
Mr. Hagerty commenced his employment with the Company as interim Chief Executive Officer in February 2020. In determining his compensation, the Committee followed the same processes outlined above for determining executive compensation, including a review of the median of the range of salaries for executives in similar positions at Peer Group companies and the compensation of our other Executives.

(3)
Mr. Wiese commenced his employment with the Company in January 2020. In determining his compensation, the Committee followed the same processes outlined above for determining executive compensation, including a review of the median range of salaries for executives in similar positions at Peer Group companies and the compensation of our other Executives.

Annual Bonus Incentive Plans

Our former CEO and each NEO, other than Mr. Hagerty participated in the Company Incentive Compensation Plan ("ICP") in fiscal year 2020. The ICP provides all eligible employees, including our Executives, with an opportunity to receive an annual cash bonus. Payment of Executive bonuses is based on the funding of a bonus pool based on the achievement of specified financial metrics. The Committee, in its sole discretion, may apply an individual performance adjustment factor to determine the amount an individual receives as a bonus under the ICP. Any discretionary adjustment for the CEO is determined by the Committee in its sole discretion. Any discretionary adjustment for other Executives may be recommended by the CEO but must be approved by the Committee.

Bonus Pool Amount and Fiscal Year 2020 Funding

Annually, the Committee sets the total potential amount payable as bonuses to Executives under the ICP ("Corporate Pool Funding"). The amount of the pool is based on achieving or surpassing threshold corporate-wide performance goals which the Committee set in May 2019.

If the cash bonus pool is funded, payment under the ICP of actual Executive bonuses is based on the level of achievement of the Corporate Performance Goals set forth in the table below and the Committee's exercise of discretion.

		Corporate Performance Goals
Fiscal Year 2020 Funding Metrics	Weight	Threshold	Target	Maximum
Net Revenue	50%	$2,040M	$2,130M	$2,220M
Non-GAAP EBITDA	50%	$446M	$496M	$546M
	100%

The funding metrics are defined as follows:

•
"Net Revenue," as reported in our public filings with the Securities and Exchange Commission, is a measure of the revenue earned from sales of all our products to the business and consumer markets, net of any deductions such as discounts, returns or other adjustments that need to be taken against that revenue.

•
"Non-GAAP EBITDA" means our Earnings Before Interest, Taxation, Depreciation and Amortization. Non-GAAP EBITDA measures our overall success in generating the earnings which can then be used to fuel our growth. For the purpose of the ICP, Non-GAAP EBITDA is defined as our EBITDA, excluding funding of the ICP.

The Committee selected Net Revenue, and Non-GAAP EBITDA as the criteria for fiscal year 2020 Corporate Pool Funding because it believes achievement of these goals is critical to the development of our business and aligned with the interests of our stockholders.

When setting the funding metrics and weighting for threshold, target and maximum amounts for Corporate Pool Funding, the Committee takes into account a range of factors including historical performance, our fiscal year business plan, likelihood of increasing stockholder value, and other external market factors. Under the ICP, if the threshold goal is not achieved for a metric, no bonus funds are allocated to the bonus pool for that metric. For the ICP, increasingly larger amounts are allocated to the pool for achievement between the threshold and maximum performance goals.

Funding of the ICP was based on achievement of each metric as summarized in the following table:

Achievement of Funding Metric	ICP Funding Percentage
Less than threshold	0%
Threshold to target	50%-99%
Target to maximum	100%-149%
Maximum and above	150%

The table below shows actual corporate results for the ICP Corporate Pool Funding for Executives in fiscal year 2020:

ICP Performance to Funding Metrics	Fiscal Year 2020 Results	% Funded	Weight	Weighted Score (1)
Net Revenue	$1,697M	0%	50%	0%
Non-GAAP EBITDA	$293M	0%	50%	0%
Fiscal Year 2020 Bonus Pool Funding			100%	0%

(1)    Weighting of each of the Funding Metrics was calculated independently.

Bonus Plans Achievement Goals and Funding

Payment of the bonus amounts under the ICP in fiscal year 2020 was based on the base salary and specific performance goals established for each Executive. The formula for computing annual bonus payouts under the ICP is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	The sum of: (a) Payout Percentage of the Net Revenue goal (50%) + (b) Payout Percentage for the Non-GAAP EBITDA goal (50%) +	x	Committee- approved Individual Performance Adjustment Factor	=	Bonus Earned ($)

The fiscal year 2020 ICP provided (i) 100% of each Executive's bonus target was based on achievement of the Net Revenue and Non-GAAP EBITDA; and (ii) the Committee had the sole discretion to adjust the actual amount payable to each Executive to a different amount than what would be paid under the above formula, provided that the actual bonuses could never exceed the Corporate Pool Funding.

To determine target cash compensation (base salary and annual cash bonus) for each Executive, the Committee established target amounts in part by examining the median of the range of cash bonuses and the total cash compensation targets of executives in similar positions with similar responsibilities at Peer Group companies. The Committee also used its own judgment to determine proper levels of compensation for each Executive. Actual bonuses paid to individual Executives could be above or below their respective target amounts but were subject to the maximum allowed under the ICP.

Executive performance is evaluated annually against performance criteria after the close of the fiscal year and bonuses are typically paid in the first quarter of the following fiscal year.

Target Bonus Percentages

In the first quarter of each fiscal year, the Committee approves a target bonus for each eligible Executive. Each Executive's target bonus is expressed as a percentage of his or her annual base salary. When establishing target bonus percentages, the Committee examined the median of the range of target bonus percentages of executives in similar positions with similar responsibilities at Peer Group companies; however, the Committee also used its own judgment to determine the appropriate target bonus percentages for each Executive. Under the terms of the ICP, in the case of individuals who are promoted or otherwise given increased pay or responsibility during the performance period, target bonuses are calculated using their annual base pay and target percentage at the end of the applicable fiscal year.

The NEO target bonus percentages for fiscal year 2020 were as follows:

Fiscal Year 2020 Target Bonus (% of Annual Base Salary)

Name(1)
Robert Hagerty(2)	100%
Joe Burton	125%
Charles Boynton	80%
Mary Huser	70%
Tom Puorro	75%
Jeff Loebbaka	95%

(1)    Mr. Wiese commenced his employment with the Company in January 2020 and did not participate in the fiscal year 2020 ICP.

(2) Mr. Hagerty is eligible for an annual bonus of $400,000, at target performance, to the extent earned, payable within 30 days following his actual termination of employment ("Separation Date"). The bonus for Mr. Hagerty will be based on hiring a new CEO and assisting with the transition of that person into the role, stabilizing the organization, managing inventory, and establishing a sell through approach so that we can enhance our business and customer relationships.  The LD&C Committee will evaluate Mr. Hagerty’s performance at the time he ceases to his employment as Interim CEO and determine if and to what extent he has earned a bonus.

Fiscal Year 2020 Executive Bonuses

As the Company did not achieve the threshold level of performance on either financial performance metric under the ICP in order for the 2020 annual bonus to become payable, no bonuses were earned under the ICP by any of our NEOs.

However, in May of 2019, the Board authorized the payment of discretionary bonuses of $150,000 to each of Ms. Huser and Mr. Loebbaka in recognition of the significant amount of time and work performed in completing the acquisition of Polycom and the follow-on integration efforts resulting from such acquisition. Also see the "Fiscal Year 2020 Summary Compensation Table" below for more information.

Additionally, for a summary description of the severance benefits paid to Messrs. Burton and Loebbaka, see the sections entitled "Mr. Burton's Severance Agreement" and "Mr. Loebbaka's Severance and Release" elsewhere in the Proxy Statement.

Clawback Policy

The Committee has the right to require any ICP participant to repay any bonus amounts paid if there is a material financial restatement of corporate results for any prior year which resulted in overpayment under the ICP. We have not had a financial restatement since the adoption of this policy. In the future, if we are required to restate our financial results for any prior year, the Committee will evaluate the facts and circumstances and may require repayment from Executives who received undue amounts as a result of material or negligent misrepresentation of financial results.

Our right to recoupment expires, unless demand is made, within three years following payment of an applicable bonus and does not apply to equity awards. Our recoupment right is in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Our actual ability to collect repayment, if legal under state and federal laws, may vary.

Equity Incentive Awards

We offer equity awards to our Executives through our Plan to encourage achievement of corporate objectives for the long-term benefit of the Company and our stockholders. In any given fiscal year, the Committee may approve grants of stock options, RSAs, RSUs or PSUs, or any combination of the four, to Executives after consideration of a variety of factors including:

•	Equity granted to executives in similar jobs at comparable companies

•	An Executive's scope of responsibilities and actual performance

•	Input from our CEO (other than with respect to the CEO's equity awards)

•	The potential for particular Executives to influence our long-term growth and profitability

Review and Approval Process for Equity Awards

Typically, in the first quarter of a fiscal year our CEO and human resources personnel provide the Committee with an assessment of each Executive's prior year performance other than his or her own. The CEO also provides an assessment of how each of the other Executives influenced overall corporate performance. Together with information provided by our compensation consultants, the CEO recommends the types of equity grants and the value under each type for each Executive other than himself. The Committee then makes the final decision as to the types of equity awards and establishes a target total value to be awarded to each Executive.

Performance Awards

Based on feedback from investors and to better align the interests of our Executives with those of our stockholders, in fiscal year 2018, the Committee began awarding PSUs in addition to time-based RSAs and RSUs. For the fiscal year 2020 PSUs, the Committee set a target and maximum value that each Executive could earn based on an annual comparison of the total stockholder return on our common stock against the iShares S&P North American Tech-Multimedia Networking Index ("Index"), an index the Committee determined appropriate to compare to the total stockholder return on our stock. The Index was selected based on (1) a comparable technology sector focus, (2) weighting which minimizes the potential disproportionate impact that large cap companies can have on overall performance and (3) minimizing volatility and reducing deviation from factors other than our own financial and corporate performance. The number of shares each Executive could earn at target and maximum is determined by dividing the values set by the Committee by the closing price of our common stock on the New York Stock Exchange on the date of grant.

Fiscal Year 2020 Equity Incentive Award Design

Fiscal year 2020 equity granted to senior leadership uses only two LTI vehicles – RSUs and PSUs. The RSUs are time-based and vest over three years, one-third each year.

PSUs are earned based on achievement of pre-determined goals. For the FY20 PSU program, a single measure was used, relative total stockholder return (rTSR). Actual performance is assessed after year one, year two and at year three for the full three-year performance period (FY20 – FY22). The schedule shown below reflects potential payout percentages ranging from 0% to 200%. For year one, the payout is capped at 100%. For year two, the payout is capped at 150%. During year three, there is an opportunity to earn 200% of the target award for each tranche less any portion earned after the first and second measurement periods.

Company Performance Relative to the Median TSR of Index	Payout %
25% and Above	200%
0%	100%
Below -33.33%	0%

As reflected above, Executives can only earn above target if our TSR is positive. The maximum award that an Executive can receive for TSR achievement is 200% of target.

The Committee gives no particular weight to any factor. A subjective determination is made after considering the foregoing factors in the aggregate.

Fiscal Year 2020 NEO Equity Awards

In developing Executive equity recommendations in fiscal year 2020, our CEO considered the following information upon which he based his recommendations to the Committee:

•
The history of prior awards to our Executives, the current and potential value of each of their vested and unvested holdings and each Executive's past performance, future contribution potential and other key compensation elements.

•	The total pool of our common stock budgeted for all employee awards for fiscal year 2020, and the portion allocated to all Executives as a percentage of the total.

•	Compensia's review of market-competitive compensation levels, as well as general market trends in equity grant practices.

•	The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies.

•	The anticipated current and future value of the equity awards.

•
An appropriate split of the total number of shares awarded between varying types of equity awards. The actual split for each Executive was based on an evaluation of market practice, our CEO's assessment and recommendation, and the Committee's review and approval.

The Committee evaluated our CEO's recommendations and such other information it deemed appropriate, giving no particular weight to any factor, and made a subjective determination, after considering all of the relevant factors in aggregate to approve the equity awards as set forth below. In evaluating equity awards for the CEO, the Committee considered, with the assistance of Compensia, factors similar to those above but specific to the CEO.

The Executive equity awards in fiscal year 2020 were granted on May 10, 2019, shortly after the public announcement of our fiscal year 2019 financial results. The Committee believes awarding equity shortly after the announcement of our annual financial results follows best practices by allowing financial markets sufficient time to adjust to the announcement.

The equity awards granted to our NEOs during fiscal year 2020 were as follows:

Name	Value Set for Equity Awards in Fiscal Year 2020	% of Value as RSUs	% of Value as PSUs	RSU Shares Awarded	Target PSU Shares Awarded	Minimum Potential PSU Shares	Maximum Potential PSU Shares
Robert Hagerty (1)	$279,900	100%	—%	45,000	—	—	—
Joe Burton(2)(3)	$6,500,000	30%	70%	44,449	103,715	—	207,430
Charles Boynton (4)	$3,400,000	50%	50%	34,611	34,611	—	51,916
Charles Boynton (2)	$500,000	30%	70%	3,419	7,978	—	15,956
Mary Huser (2)	$1,300,000	30%	70%	8,889	20,743	—	41,486
Tom Puorro (2)	$2,000,000	30%	70%	13,676	31,912	—	63,824
Carl Wiese (5)	$3,500,000	100%	—%	147,535	—	—	—
Jeff Loebbaka (6)	$1,700,000	30%	70%	11,625	27,125	—	54,250

(1)
In accordance with Mr. Hagerty's employment agreement entered into on February 17, 2020 to serve as the Company's Interim CEO, Mr. Hagerty received this equity award on March 16, 2020. All other equity granted to Mr. Hagerty in his capacity as Chairman is included in the "Non-Employee Director Compensation" table.

(2)
The equity awards were granted on May 10, 2019. The number of shares that vest under a PSU varies based on the performance of our common stock. The maximum number of shares issuable on the third anniversary of the grant date of a PSU is 200% of the target amount identified in the table above. However, on the first anniversary of the date of grant, the maximum number of shares that may vest and be issued is one-third of the target amount. On the second anniversary of the date of grant, the maximum number of shares that may vest and be issued is 150% of one-third of the target amount.

(3)
In accordance with Mr. Burton's Severance Agreement entered into on March 9, 2020, his outstanding equity awards as of his Separation Date will vest in full as to 50% of the unvested portion of the award (at the target level for any such awards that have performance goals), to include these awards.

(4)
Mr. Boynton's employment commenced in March 2019. In accordance with our equity award policies, these equity awards were granted on April 15, 2019. Since granted prior to May 6, 2019, this PSU may vest up to a maximum of one-third of the target number of shares vesting on the first two anniversaries of the date of grant, and on the third anniversary, up to 150% of the target number of shares may vest, less any shares vested on the first or second anniversaries.

(5)	Mr. Wiese's employment commenced in January 2020. In accordance with our equity award policies, the equity awards were granted on February 18, 2020.

(6)	The awards granted to Mr. Loebbaka terminated on December 2, 2019 when his employment with the Company ended and 27,003 RSUs and 31,169 PSUs were forfeited.

The actual grant date values of equity awards are reported in the "Fiscal Year 2020 Summary Compensation Table" and Grants of Plan-Based Awards" table, below.

Equity Vesting

In general, all RSUs and PSUs vest annually over three years subject to the continued employment of the Executive through the applicable vesting date, except for the RSUs granted to Messrs. Hagerty and Wiese as part of their new hire grants in fiscal year 2020 as further described in the "Grants of Plan-Based Awards" section of this Proxy Statement.

PSUs granted in fiscal year 2020 are eligible to be earned as follows:

Fiscal Year 2020 PSU Awards	% of Award Eligible to be Earned	Performance Criteria
First Measurement Period (Fiscal year 2020)	33%	Our total stockholder return compared to the median total stockholder return of the Index
Second Measurement Period (Fiscal years 2020-2021)	Up to 150% of 33%	Our total stockholder return compared to the median total stockholder return of the Index. PSU's can only vest above target when our total stockholder return is positive
Full Performance Period (Fiscal years 2020-2022)	Up to 200% of target, less any portion earned after the first and second measurement periods.	Our total stockholder return compared to the median total stockholder return of the Index. PSU's can only vest above target when our total stockholder return is positive

For PSUs, vesting after each of the three periods is based on a comparison of the average closing prices, adjusted for dividends, of our common stock and the median of the Index, respectively, over the final 90 trading days of the applicable period against the average closing prices of our common stock and the median of the Index, respectively, over the 90 trading days ending on the first day of fiscal year 2020. For the fiscal year 2020 PSUs to vest at the maximum number of shares following the third year of the performance period (fiscal year 2022), the total stockholder return performance of our common stock from the beginning of fiscal year 2020 until the end of fiscal year 2022 would have to exceed the median total stockholder return performance of the Index by 25%, subject to our absolute total stockholder return being positive.

Fiscal Year 2018, Fiscal Year 2019 and Fiscal Year 2020 PSU Vesting

During fiscal year 2020, portions of the tranches of our PSU awards granted in fiscal year 2018 fiscal year 2019, and fiscal year 2020 were eligible to be earned and vest. The tranches and the comparison of our total stockholder return to the median of the total stockholder return of the Index for the applicable periods are as follows:

Fiscal Year PSU	Period	% of Target PSU Tied to Period	Our Annualized TSR	Index Annualized TSR	Actual TSR Performance Relative to Index (Growth Rate Delta)	PSUs Earned as a % of Target
2018	Full Performance Period (Fiscal Years 2018-2020)	100%	-59.58%	-5.64%	-53.94%	0%
2019	Second Measurement Period (Fiscal Years 2019-2020)	33%	-60.10%	-9.20%	-50.90%	0%
2020	First Measurement Period (Fiscal Year 2020)	33%	-49.66%	-4.04%	-45.61%	0%

Based on the information in the table above, the Committee reviewed and confirmed on May 4, 2020, that no PSUs were earned under any of the PSUs granted in 2019, 2019 or 2020.

Benefits Programs

We provide various employee benefit programs on equal terms to our U.S. employees, including our Executives, which benefits include medical, dental, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our ESPP. In addition, we provide limited matching contributions to participants in our 401(k) plan, including to Executives who participate in the 401 (k).

Perquisites

In addition to the standard benefits available to all employees, each Executive was eligible to participate in or receive reimbursement for the following additional perquisites in fiscal year 2020:

•Legal, Financial, Estate and Tax Planning/Preparation services reimbursement (at 75% reimbursement up to $2,000 per year)
•Business club membership reimbursement (up to $1,500 per year per membership) in business, travel or trade organizations, excluding social, luncheon, golf or athletic club memberships)
•Personal liability insurance reimbursement (up to $500 per year)
•Air travel amenities (i.e., upgrades on certain airlines based on committed volumes)

Furthermore, during fiscal year 2020, each Executive was eligible to participate in an executive physical program intended to encourage our Executives to engage in preventive medical care.  Under the program, Executives may undergo physicals overseen by physicians which exams may include testing and consultations, as appropriate, based on each Executive’s medical situation.

The Company does not provide any gross-up for tax purposes for any of these perquisites.

The value of these additional benefits constitute only a small percentage of each NEO's TDC and the amounts are included in the "Summary Compensation Table" located below in this Proxy Statement.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan (“DCP”) which allows eligible employees, including our NEOs, to voluntarily defer receipt of some of their earned compensation on a pre-tax basis. The amounts deferred exceed the amounts they could otherwise defer under our 401(k) savings plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. We maintained the DCP as a competitive practice to help attract and retain top talent, and we intend to re-evaluate it periodically. Due to its conservative design, we do not consider the DCP benefits material to any NEO’s overall compensation. For more information concerning the DCP, please see the "Non-Qualified Deferred Compensation" table located below in this Proxy Statement.
Tax Considerations
When making Executive compensation decisions, the Committee considers the tax deductibility of the various compensation arrangements. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) limits the tax deductibility of compensation that we pay to certain covered employees to $1 million in any year. Prior to the changes made to Internal Revenue Code Section 162(m) by the Tax Cuts and Jobs Act, this limitation did not apply to performance-based compensation if certain conditions were met or to compensation paid to our chief financial officer. Starting with our fiscal year 2019, performance-based compensation is generally subject to the $1 million limit, and the covered employees for any fiscal year include any person who served as our chief executive officer or chief financial officer at any point during the fiscal year, any other person whose compensation was otherwise required to be included in our Proxy Statement by reason of being among the three highest compensated officers for the fiscal year and any other person who was a covered employee for any preceding fiscal year beginning after December 31, 2016. Qualifying performance-based compensation that we pay pursuant to a binding contract in effect on November 2, 2017 and not materially modified will continue to be exempt from the deduction limit under a grandfathering rule. As a result of the changes to Internal Revenue Code Section 162(m), any compensation that we pay in the future pursuant to compensation arrangements entered into or materially modified after November 2, 2017, even if performance-based, will be subject to the $1 million fiscal year deduction limit if paid to a covered employee.
However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always coincide with tax deductibility requirements, we may, consistent with our compensation philosophy, approve programs under which payments are not fully deductible.

Risk

We designed our compensation programs to avoid excessive risk. The following are some of the features of our programs intended to help us appropriately manage business risk:

•
an assortment of vehicles for delivering compensation, both fixed and variable, short-term and long-term, including cash and equity, intended to focus our employees, including our Executives, on specific objectives that help us achieve our business plan in alignment with long-term stockholder interests;

•	diversification of incentive-related risk by employing a variety of performance measures;

•	weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	annual equity grants, so employees, including our Executives, always have unvested awards that could decrease significantly in value if our business is not managed for the long-term;

•	annual goals and annual payment of bonuses to discourage short-term quarterly risk-taking;

•	potential repayment of unearned portions of bonuses in the event of material financial restatements; and

•	fixed maximum award levels for performance-based awards.

Annually, with Compensia’s input and assistance, we conduct a risk assessment of our compensation policies and practices, including those relating to our executive compensation program, and discuss the findings with the Committee. Based on this assessment, the Committee determined in fiscal year 2020 that our Executive compensation policies and practices were not reasonably likely to have a material adverse effect on the Company.

Employment, Change of Control, Severance and Transition Agreements for Our NEOs

Employment Agreements

We have entered into an employment agreement with our former and Interim CEOs and severance and change of control agreements ("Change of Control Agreements") with our other NEOs, as described below.

Change of Control Agreements

To retain our Executives in the event of an acquisition, the Committee previously developed and approved Change of Control Agreements that provide for certain severance benefits in connection with material changes in our organization that customarily would impact their continuing employment. All of our Executives, including each of the NEOs (except for Mr. Hagerty and Mr. Burton, who entered into employment agreements) enter into Change of Control Agreements. These agreements are double-trigger change of control agreements, meaning they provide for potential severance benefits in the event of a change of control and termination of the Executives as further described below under the section entitled "Change of Control Severance Agreements With Our NEOs Other than our Interim and Former CEO's". In entering into these Change of Control Agreements, the Committee's primary objective is to maintain the continued dedication and objectivity of our Executives for our benefit and the benefit of our stockholders, notwithstanding the possibility of an acquisition or other form of change of control. Further descriptions of the Change of Control Agreements with our NEOs (excluding our former CEO and our Interim CEO, who do not have any change of control provisions in their respective current severance or employment agreements follow below.

Executive Employment and Severance Agreements

As noted previously, the Committee conducts an annual review of Executive compensation to determine if changes are appropriate.  As part of its annual review, no modifications were made to our Executive severance arrangements.

Mr. Hagerty's Employment Agreement

In connection with Mr. Hagerty's appointment as Interim CEO in February 2020, we entered into an at-will letter agreement with Mr. Hagerty regarding the terms of his employment as the Company's Interim CEO, dated February 17, 2020 ("Agreement") which terms were effective as of February 10, 2020 ("Start Date"). The Agreement remains in effect until the date that a permanent CEO commences employment with the Company, unless otherwise agreed to in writing by the Company and Mr. Hagerty (the “Employment Term”). The date of Mr. Hagerty’s actual termination of employment is referred to as the “Separation Date.” A summary of the material terms and conditions of the Agreement follows:

•
During the Employment Term, Mr. Hagerty’s annualized base salary is $800,000, payable in arrears from the Start Date in accordance with the Company’s standard payroll practices, less applicable tax withholdings, provided that if Mr. Hagerty’s Separation Date occurs prior to the three (3) month anniversary of the Start Date, he will receive an additional payment of $200,000, less applicable tax withholdings, less the amount of base salary (calculated on a pre-tax basis) that he received in the role of Interim CEO prior to the Separation Date.

•
Mr. Hagerty also is eligible for an annual bonus of $400,000, at target performance, to the extent earned, payable within 30 days following his Separation Date. The bonus for Mr. Hagerty will be based on hiring a new CEO and assisting with the transition of that person into the role, stabilizing the organization, managing inventory, and establishing a sell through approach so that we can enhance our business and customer relationships.  The LD&C Committee will evaluate Mr. Hagerty’s performance at the time he ceases to his employment as Interim CEO and determine if and to what extent he has earned a bonus.

•
Upon the approval by the LD&C Committee, Mr. Hagerty received an award of 45,000 RSUs that will become eligible to vest as to 7,500 RSUs each month following the date of grant that Mr. Hagerty continues to serve as the Interim CEO; provided that if his Separation Date occurs prior to the three (3) month anniversary of the Start Date, he will become eligible to vest in an aggregate of 22,500 RSUs subject to the award. Any RSUs that are not eligible to vest as of the Separation Date will terminate and be canceled as of the Separation Date. The RSUs were granted on March 16, 2020 per the terms of the Agreement and pursuant to the Plan. The date of each grant of RSUs is the “Award Date.” The RSUs will vest and be settled on the later of (i) the 12-month anniversary of the applicable Award Date, or (ii) Mr. Hagerty’s Separation Date. All vesting is subject to his continued service to the Company through the applicable vesting date (whether as an employee, member of the Board or otherwise).

Mr. Hagerty also is entitled to participate in those retirement, welfare and fringe benefits programs available to Executives of the Company generally. Mr. Hagerty also entered into the Company’s standard forms of the Company’s indemnification and confidentiality and invention assignment agreements.

Mr. Burton's Severance Agreement
On March 9, 2020 (the “Effective Date”), the Company and Mr. Burton entered into a Severance Agreement and Release (the "Burton Severance Agreement") pursuant to which Mr. Burton agreed, among other things, to remain employed as a Strategic

Advisor to the Company to engage in activities between February 7, 2020 (the "Transition Date") and May 15, 2020 (the “Separation Date”) relating to the transition of his responsibilities as the former President and Chief Executive Officer to his successor (the “Transition Period”). The Burton Severance Agreement further provides that as of the Effective Date, Mr. Burton agreed to resign from all Company Boards or Director positions, and confirmed that his resignation was not in any way due to a disagreement with the Company on any matters relating to the Company’s operations, policies or practices, and that his authority and responsibility for any Company “policymaking function” ceased as of such Effective Date. Finally, the Agreement provides that if Mr. Burton remains employed through the Separation Date or if the Company terminates his employment earlier without cause, in consideration of the release set forth in the Agreement, the Company would pay or provide certain severance benefits to Mr. Burton. The Burton Severance Agreement supersedes and replaces Mr. Burton's prior employment and Change of Control Agreements in their entirety, including the change of control provisions included therein. A summary of the material terms and conditions of the Burton Severance Agreement are as follows:

•	Compensation and benefits for Mr. Burton’s services as a Strategic Advisor during the Transition Period:

◦
An annualized base salary of $800,000, payable in arrears from the Transition Date through the Separation Date in accordance with the Company’s standard payroll practices, less applicable tax withholding;

◦
Mr. Burton will not be eligible to participate in any Company-sponsored bonus plan or program, nor will be granted any new equity awards, during the Transition Period, however his “service” for all purposes under his applicable equity agreements will continue during the Transition Period;

◦	He will be reimbursed up to $10,000 in reasonable legal fees associated with the review of the Burton Severance Agreement; and

◦
He will continue to participate in other employee benefit plans generally applicable to other Executives of the Company, including the Company’s Exempt Time Off program, provided that no vacation time will accrue under the terms of that program.

•	Severance Benefits following Mr. Burton’s Separation Date:

◦	24 months of his base salary in effect immediately before the Transition Date, commencing 60 days following his separation date and payable on the Company’s standard payroll practices;

◦
A lump-sum cash payment equal to $1,000,000, which is the amount of Mr. Burton’s annual target incentive bonus for the fiscal year, payable on the first regular payroll date following 60 days after the Separation Date;

◦	Outstanding equity awards as of the Separation Date will vest in full as to 50% of the unvested portion of the award (at the target level for any such awards that have performance goals);

◦
A lump sum cash payment of $18,000, which is the premium Mr. Burton would be required to pay for 18 months of group health coverage under COBRA; and beginning on the 18-month anniversary of the Separation Date, the Company will pay or reimburse the full premium amounts for Mr. Burton and his eligible dependents for health coverage comparable to that received under the Company’s plan for an additional 42 months (or until such earlier date on which he becomes eligible for health coverage from another employer), up to a maximum amount of $50,000; and

◦	24 months of standard outplacement services, payable to the provider and not payable in cash to Mr. Burton, provided it is initiated by him within 3 months of the Separation Date.

All benefits described above are subject to required tax withholding. Additionally, the Burton Severance Agreement further provides for standard confidentiality, indemnification, non-disparagement and cooperation provisions and that the standard forms of Company confidentiality and invention assignment agreements previously entered into by Mr. Burton and the Company remain in effect.

Mr. Boynton's Compensation Arrangements

Mr. Boynton was hired as the Executive Vice President and CFO on March 8, 2019. Under the terms of Mr. Boynton’s offer letter, he received an initial annual base salary of $485,000 and was eligible under our ICP to receive an annual cash bonus award targeted at 80% of his annual base salary commencing with our 2020 fiscal year on April 1, 2019, subject to the attainment of Company and individual performance goals. In addition, the Committee granted Mr. Boynton an RSU award, effective as of April 15, 2019 (“Grant Date”) having a grant date fair value of $1,700,000. The RSU award will vest in three equal annual installments on the last calendar day of the month following each anniversary of the Grant Date subject to Mr. Boynton’s continued employment through each vesting date. The Committee also awarded Mr. Boynton a PSU award having a fair market value of $1,700,000 , vesting in three annual installments. The actual number of shares ultimately earned under the PSU will be up to a maximum of one-third of the target number of shares vesting on the first two anniversaries of the date of grant, and on the third anniversary, up to 150% of the target number of shares may vest, less any shares vested on the first or second anniversaries. See "Compensation Discussion and Analysis - Equity Incentive Awards" above and the "Grant of Plan Based Awards" below for further details.

Following his appointment, Mr. Boynton entered into our standard Change of Control Agreement and standard Severance Agreements, each of which is described below.

Mr. Boynton also entered into standard forms of Company indemnification and confidentiality and invention assignment agreements.

Change of Control and Severance Agreements With Our NEOs Other than our Interim and Former CEOs

We have entered into Change of Control Agreements and Severance Agreements with each of our NEOs other than our former and Interim CEOs. The Change of Control Agreements contain "double-trigger" provisions as described below.

In general, the Change of Control Agreements provide that, if a "Change of Control" (as defined in the Change of Control Agreements) occurs, then 100% of the Executive's outstanding equity awards will vest according to the vesting schedule specified in the Plan. For PSUs, any unvested shares shall vest at the greater of (i) the comparison of the Company's total stockholder return as compared to the Index based on the price of our common stock on the day immediately prior to the Change of Control, and (ii) the target performance levels.

In addition, if the Executive's employment is terminated by us without "Cause" (as defined in the Change of Control Agreements) or by the Executive for "Good Reason" (as defined in the Change of Control Agreements) within 24 months after a Change of Control, then, subject to the Executive signing and not revoking a release of claims and continuing to comply with the terms of the Change of Control Agreement, the Executive is entitled to receive:

(a)
A lump-sum cash payment equal to the sum of 100% (200% in the case of our CFO) of the Executive's then current annual base salary immediately prior to the termination date or the change of control, whichever is greater;

(b)	The pro rata portion of the Executive's annual target incentive bonus each has earned but not yet been paid;

(c)	100% (200% in the case of our CFO) of the Executive's annual target incentive bonus for the year in which the severance payment is triggered;

(d)
A lump sum cash payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue her or his group health coverage as in effect on the date of termination for the Executive and her or his eligible dependents, multiplied by 24, which payment will be made regardless of whether the Executive elects COBRA continuation coverage; and

(e)	Full vesting of the Executive's equity awards to the extent outstanding on the termination date and not otherwise vested.

“Change of Control” is defined in the Change of Control Agreements generally as the occurrence of any of the following events (if such event qualifies as a “change in control” under Code Section 409A): (1) any person or group acquires more than 50% of the total voting power of our stock, except for a private financing that is approved by our Board; (2) a majority of our Board is replaced within a 12 month period by directors whose appointment or election is not endorsed by a majority of our Board; or (3) any person or group acquires 50% or more of our assets.

“Cause” is defined in the Change of Control Agreements generally as (1) willfully failing, after receipt of a written warning, to comply with applicable policies and practices or follow reasonable instructions from a supervisor; (2) engaging in willful misconduct which is demonstrably and materially injurious the Company; (3) committing a felony, fraud, or misappropriation of property belonging to us; or (4) materially breaching the terms of the Change of Control Agreement or an employee patent, secrecy and invention agreement.

“Good Reason” is defined in the Change of Control Agreements generally as a termination of employment following the expiration of a 30-day cure period after one or more of the following occurs: (1) a material reduction in base compensation that does not apply generally to all similarly situated executives; (2) a change in position, titles, duties or responsibilities from prior to the Change of Control, (3) certain changes in authority, duties or responsibilities that result in a material diminution of authority, duties, or responsibilities; (4) a material change in the location at which the Executive must perform services; or (5) a failure to obtain the assumption of the Change of Control Agreement by a successor or acquirer.

The Change of Control Agreements also contain provisions designed to provide each Executive the greatest amount of benefits after taking into account taxes that may be payable under Section 4999 of the Code if any of the benefits constitute "parachute payments" under Section 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the Executive's "separation from service" with us within the meaning of Section 409A of the Code and that such payments may be subject to a six-month delay period if required under Section 409A.

Under our Severance Agreements, if the Executive’s employment is terminated without "Cause" (as defined in the Severance Agreements), and if such termination does not occur in the 24-month period following a "Change of Control" (as defined in the Severance Agreements), then subject to the individual signing and not revoking a release of claims with us, she or he will receive the following:

•	Continuing payments of severance pay at a rate equal to their then-current base salary for a period of 12 months (18 months in the case of our CFO);

•	100% of their target bonus as in effect for the fiscal year in which such termination occurs; and

•
If each elects continuation coverage pursuant to COBRA for themselves and their eligible dependents, we will reimburse them for the COBRA premiums for such coverage for up to 12 months (18 months in the case of our CFO) and provide 12 months’ (18 months' in the case of our CFO) outplacement assistance.

“Cause” and "Change of Control" generally have the same meanings in the Severance Agreements as in the Change of Control Agreements.

The agreements with our Executives do not provide for compensation or benefits if they terminate their employment voluntarily or we terminate their employment for Cause. With the exception of Mr. Loebbaka whose employment terminated on December 2, 2019, for Ms. Huser and Messrs. Boynton, Puorro and Wiese , the following table shows the potential payments upon termination not in connection with a Change of Control or within 24 months of a Change of Control if either had occurred on March 28, 2020:

Name	Executive Compensation and Benefits Upon Separation	Termination Absent Change in Control		Termination Without Cause or for Good Reason After Change in Control or within 24 Months of a Change in Control
Charles Boynton	Compensation	$1,134,360	(1)	$2,170,080	(5)
	Benefits	71,106	(2)	$64,807	(6)
Mary Huser	Compensation	$778,600	(3)	$1,099,200	(7)
	Benefits	34,843	(4)	$39,686	(6)
Tom Puorro	Compensation	$801,500	(3)	$1,145,000	(7)
	Benefits	43,236	(4)	$56,472	(6)
Carl Wiese	Compensation	$1,000,000	(3)	$1,500,000	(7)
	Benefits	26,614	(4)	$23,228	(6)

(1)	Composed of (i) 150% of annual base salary and (ii) 100% of the annual target incentive bonus for the year in which the severance payment is triggered.

(2)	Composed of (i) 18 months of estimated benefits amounts based on certain employee medical benefit elections in fiscal year 2020 and (ii) outplacement costs in fiscal year 2020.

(3)	Composed of (i) 100% of annual base salary and (ii) 100% of the annual target Bonus for the year in which the severance payment is triggered.

(4)	Composed of (i) 12 months of estimated benefits amounts based on certain employee medical benefit elections in fiscal year 2020 and (ii) outplacement costs in fiscal year 2020.

(5)
Composed of (i) 200% of annual base salary, (ii) that pro rata portion of the annual target incentive bonus earned but not yet been paid, and (iii) 200% of the annual target incentive bonus for the year in which the severance payment is triggered.

(6)	Composed of 24 months of estimated benefits amounts based on certain employee medical benefit elections in fiscal year 2020.

(7)
Composed of (i) 100% of annual base salary, (ii) that pro rata portion of the annual target incentive bonus earned but not yet been paid, and (iii) 100% of the annual target incentive bonus for the year in which the severance payment is triggered.

Accelerated Equity Vesting Upon Termination or Change of Control

The table below shows the potential value of accelerated vesting of outstanding equity awards held by our NEOs, other than Messrs. Burton, Loebbaka and Hagerty, had their employment terminated upon a Change of Control on March 28, 2020.

Name	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA, RSU and PSU Shares Vesting	Value of RSA, RSU and PSU Shares Vesting (2)	Total Value of Equity on Change of Control
Charles Boynton	—	$—	80,619	$849,724	$849,724
Mary Huser	403	$—	48,123	$507,216	$507,216
Tom Puorro	—	$—	72,221	$761,209	$761,209
Carl Wiese	—	$—	147,535	$1,555,019	$1,555,019

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $10.54 on March 28, 2020 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested shares by our common stock price of $10.54 on March 28, 2020.

Mr. Loebbaka's Severance and Release

In connection with the mutual determination to terminate his role as the Company's Executive Vice President, Global Sales, Mr. Loebbaka and the Company entered into a letter agreement dated December 2, 2019 (the "Loebbaka Severance Agreement") providing for severance benefits consistent with the executive severance policy put into effect in June 2018 previously discussed in an amount equal to the following:

•Base salary of 12 months;
•A lump-sum cash payment equal to $435,100 which was the amount equal to his annual target incentive bonus for the year in which is separation occurred;

•	Additional lump-sum cash payment equal to $20,000;
•If he elects, reimbursement for the amount of COBRA premiums for 12 months; and
•12 months of outplacement assistance.

FISCAL YEAR 2020 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for fiscal years 2020, 2019 and 2018 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see the section "Compensation Discussion and Analysis" above.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Robert Hagerty (5)	2020	$179,882	$—	$479,879	$—	$—	$4,672	$664,433
Chairman and Interim CEO	2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Joe Burton	2020	$776,923	$—	$8,274,546	$—	$—	$90,546	$9,142,015
Former Director, President and CEO	2019	$676,923	$—	$6,956,950	$—	$786,835	$103,536	$8,524,244
	2018	$588,462	$—	$3,745,928	$—	$280,740	$110,481	$4,725,611
Charles Boynton (6)	2020	$491,308	$—	$4,554,152	$—	$—	$28,522	$5,073,982
Executive Vice President and CFO	2019	$29,846	$—	$—	$—	$—	$635	$30,481
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mary Huser (7)	2020	$444,615	$150,000	$1,654,912	$—	$—	$19,066	$2,268,593
Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	2019	$390,769	$—	$1,378,138	$—	$245,493	$38,812	$2,053,212
	2018	$360,000	$25,000	$571,745	$182,458	$84,222	$46,971	$1,270,396
Tom Puorro (8)	2020	$446,923	$—	$2,546,003	$—	$—	$24,993	$3,017,919
Executive Vice President, General Manager, Products	2019	$118,269	$—	$964,633	$—	$82,955	$5,645	$1,171,502
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carl Wiese	2020	$96,154	$—	$2,092,046	$—	$—	$151,885	$2,340,085
Executive Vice President, Chief Revenue Officer	2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Jeff Loebbaka (9)	2020	$298,954	$150,000	$2,164,099	$—	$—	$971,493	$3,584,546
Former Executive Vice President, Global Sales	2019	$403,077	$—	$935,903	$—	$276,516	$67,908	$1,683,404
	2018	$182,692	$—	$1,703,740	$—	$59,495	$28,396	$1,974,323

(1)	The amount in the Salary column reflects the actual amount paid to each NEO during the 26 bi-weekly pay periods starting with the first full pay period in the fiscal year indicated.

(2)
The RSU and PSU award amounts reported in the Stock Awards column are the aggregate grant date fair value of stock-related awards in fiscal year 2020 computed in accordance with FASB ASC Topic 718. The grant date fair value of the PSU awards reflected in the Stock Awards column and the table below is computed based on the probable outcome of the performance conditions as of the grant date.  This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 12 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 28, 2020, for the assumptions used to value the RSA, RSU and PSU awards. The amounts shown in the Stock Awards Column and the tables below exclude the impact of estimated forfeitures.

Name	Fiscal Year 2020 RSUs	Fiscal Year 2020 PSUs
Robert Hagerty(5)	$479,879	$—
Joe Burton	$1,949,978	$6,324,568
Charles Boynton	$1,933,842	$2,620,310
Mary Huser	$389,960	$1,264,951
Tom Puorro	$599,966	$1,946,037
Carl Wiese	$2,092,046	$—
Jeff Loebbaka	$509,989	$1,654,110

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the PSU awards at the grant date is as follows:

Name	Value of Fiscal Year 2020 PSUs Assuming Maximum Performance
Robert Hagerty	$—
Joe Burton	$12,649,136
Charles Boynton	$4,173,735
Mary Huser	$2,529,902
Tom Puorro	$3,892,073
Carl Wiese	$—
Jeff Loebbaka	$3,308,220
(3) All amounts reported for fiscal years 2018 and 2019 were annual amounts earned under the Executive Incentive Plan in effect during each of those years and the amounts reported for fiscal year 2020 were annual amounts earned under the ICP for fiscal year 2020. Amounts for fiscal years 2018 and 2019 were paid on June 14, 2018 and June 13, 2019, respectively.

(4)
Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions and 401(k) match payments (which for Messrs. Hagerty, Burton, Boynton, Puorro, Wiese and Loebbaka were $4,154, $12,008, $18,575, $15,023, $3,462 and $6,233, respectively. For Ms. Huser they were $13,068. Amounts shown also include the incremental cost to us of dividends on unvested RSAs; former CEO and CFO air travel amenities; and supplemental benefit programs available only to employees whose titles are executive vice president and above, including a comprehensive physical program. For those Executives whose titles are executive vice president and above, we also reimburse certain legal and financial planning services, business club membership and personal liability insurance premiums, and the amounts shown include the incremental cost of these benefits. The Company does not gross up any of these payments for taxes. Also included in the amounts shown in fiscal year 2020 are incremental costs for attendance or participation at our fiscal year 2020 worldwide sales event by Mr. & Mrs. Burton and Mr. Loebbaka. The amounts were calculated based on the actual incremental costs of travel to the event and estimates of the incremental costs or meals and participation in activities and hospitality connected with the event. In addition, in years prior to fiscal year 2019, the amounts shown also included comprehensive medical, dental and vision benefits generally available to all U.S. employees which we are not obligated to report under the rules and regulations of the SEC and which we will no longer report. For Mr. Wiese included in the amount shown in fiscal year 2020 are the fees and travel reimbursements Mr. Wiese received in his capacity as a consultant prior to commencing employment with the Company in January 2020.

Dividends paid on unvested RSAs in fiscal year 2020 for Mr. Burton was $19,763 and for Ms. Huser was $1,100.
(5) In accordance with Mr. Hagerty's service as non-employee director and Chairman, he received the annual cash retainer totaling $72,190 and a stock award of 5,399 RSUs with a value of $199,979 on June, 28, 2019 as presented in the "Non-Employee Director Compensation Fiscal Year 2020" table above. In addition, in accordance with Mr. Hagerty's employment agreement entered into on February 17, 2020 to serve as the Company's Interim CEO, Mr. Hagerty received $107,692 in cash compensation and a stock award of 45,000 RSUs with a value of $279,900 on March, 16, 2020.
(6) Mr. Boynton commenced employment on March 8, 2019. The amounts reported for fiscal year 2019 in the table above are the amounts actually earned by Mr. Boynton from his employment commencement date to the end of fiscal year 2019.
(7) Ms. Huser commenced employment with us on March 13, 2017. The amounts reported for fiscal year 2017 in the table above are the amounts actually earned by Ms. Huser from her employment commencement date to the end of fiscal year 2017 on April 1, 2017. The $150,000 bonus paid to Ms. Huser was authorized by the Board in May of 2019 in recognition of the significant amount of time and work performed in completing the acquisition of Polycom and the follow-on integration efforts resulting from such acquisition.
(8) Mr. Puorro commenced employment with us on December 17, 2018. The amounts reported for fiscal year 2019 in the table above are the amounts actually earned by Mr. Puorro from his employment commencement date to the end of the fiscal year 2019.
(9) Mr. Loebbaka commenced employment with us on October 9, 2017. The amounts reported for fiscal year 2018 in the table above are the amounts actually earned by Mr. Loebbaka from his employment commencement date to the end of the fiscal year 2018 on March 31, 2018. The $150,000 bonus paid to Mr. Loebbaka was authorized by the Board in May of 2019 in recognition of the significant amount of time and work performed in completing the acquisition of Polycom and the follow-on integration efforts resulting from such acquisition.

GRANTS OF PLAN-BASED AWARDS
The following table shows information concerning plan-based awards to our NEOs during fiscal year 2020:

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)(3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards
Name	Type (1)		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Robert Hagerty (6)	2020 ICP		$200,000	$400,000	$800,000
	RSU	6/28/2019							5,399	$199,979
	RSU	3/16/2020							45,000	$279,900
Joe Burton (7)	2020 ICP		$500,000	$1,000,000	$2,000,000
	RSU	5/10/2019							44,449	$1,949,978
	PSU	5/10/2019					103,715	207,430		$6,324,568
Charles Boynton (7)	2020 ICP		$197,200	$394,400	$788,800
	RSU	4/15/2019							34,611	$1,783,851
	RSU	5/10/2019							3,419	$149,992
	PSU	4/15/2019					34,611	51,916		$2,133,768
	PSU	5/10/2019					7,978	15,956		$486,541
Mary Huser (7)	2020 ICP		$160,300	$320,600	$641,200
	RSU	5/10/2019							8,889	$389,960
	PSU	5/10/2019					20,743	41,486		$1,264,951
Tom Puorro (7)	2020 ICP		$171,750	$343,500	$687,000
	RSU	5/10/2019							13,676	$599,966
	PSU	5/10/2019					31,912	63,824		$1,946,037
Carl Wiese (7)	2020 ICP		$250,000	$500,000	$1,000,000
	RSU	2/18/2020							147,535	$2,092,046
Jeff Loebbaka (7)	2020 ICP		$217,550	$435,100	$870,200
	RSU	5/10/2019							11,625	$509,989
	PSU	5/10/2019					27,125	54,250		$1,654,110

(1)
"2020 ICP" means the Incentive Compensation Plan for fiscal year 2020. "RSU" means a restricted stock unit award vesting if the grantee remains employed by the Company at certain times. "PSU" means an award of performance-based restricted stock units pursuant to which shares are earned based on the performance of the Company's stock against a total stockholder return of stocks relative to that of stocks in the iShares S&P North American Tech-Multimedia Networking Index ("Index") over a three year period and that vests if the grantee remains employed by the Company as of certain dates. See "Compensation Discussion and Analysis - Equity Incentive Awards" above for further details.

(2)	Actual amounts paid under the fiscal year 2020 ICP are set forth in the "Summary Compensation Table" above.

(3)
The "Maximum" any Executive could receive under the ICP was 200% of the "Target" award amount. The "Threshold" amount assumes 50% performance for each performance metric under the ICP. However, each of the ICP performance metrics has its own separate performance threshold which must be achieved for actual bonuses to be paid for that metric. Consequently, aggregate bonuses actually paid under the ICP may be less than the "Threshold" set forth above if performance is below threshold in one or more particular metrics.

(4)
PSU awards vest in three installments on the tenth day of May after the first, second and third anniversaries of the date of grant. The number of shares subject to PSUs is at target performance number of shares awards. Depending on the performance of our common stock against the Index, Executives can earn a minimum of zero shares and up to a maximum of 150% or 200% of the at target number of shares depending on grant date, less any shares vested on the first or second anniversaries of the grant date. Grants prior to May 6, 2019 may vest up to a maximum of one-third of the target number of shares vesting on the first two anniversaries of the date of grant, and on the third anniversary, up to 150% of the target number of shares may vest, less any shares vested on the first or second anniversaries. Grants subsequent to May 6, 2019 may vest up to a maximum of one-third of the target number of shares vesting on the first anniversary of the date of grant, up to 150% of one-third of the target number of shares vesting on the second anniversary of the date of grant, and on the third anniversary, up to 200% of the target number of shares may vest, less any shares vested on the first or second anniversaries. See "Compensation Discussion and Analysis - Equity Incentive Awards" above for further details.

(5)
RSU awards vest in three installments on the tenth day of the calendar month after the first, second and third anniversaries of the date of grant; provided, however, for Mr. Boynton's April 14, 2019 RSU award, the annual vesting date is the last calendar day of April. Mr. Hagerty's June 28, 2019 RSU award will fully vest on June 28, 2020, and Mr. Hagerty's March 16, 2020 RSU award will become eligible to vest as to 7,500 RSUs each month following the date of grant that Mr. Hagerty continues to serve as the Interim Chief Executive Officer; provided that if his Separation Date occurs prior to the three (3) month anniversary of his Start Date, he will become eligible to vest in an aggregate of 22,500 RSUs subject to the award. Any RSUs that are not eligible to vest as of the Separation Date will terminate and be canceled as of the Separation Date. The RSUs will vest and be settled on the later of (i) the 12-month anniversary of the applicable Award Date, or (ii) Mr. Hagerty’s Separation Date. Mr. Wiese's February 18. 2020 RSU award vesting will be in three installments; the first installment of 50% will vest on the last calendar day of the month following the first anniversary of the award date; the second installment of 25% will vest on the last calendar day of the month following the 18th month of the award date; and the third installment of 25% will vest on the last calendar day of the month following the 24th month of the award date. See "Compensation Discussion and Analysis - Equity Incentive Awards" above for further details.

(6)
In accordance with Mr. Hagerty's service as a non-employee director, he received a stock award of 5,399 RSUs with a value of $199,979 on June 28, 2019. In addition, in accordance with Mr. Hagerty's employment agreement entered into on February 17, 2020 to serve as the Company's Interim CEO, Mr. Hagerty received a stock award of 45,000 RSUs with a value of $279,900 on March 16, 2020.

(7)
Please see the discussion of acceleration of equity grants in the sections entitled "Mr. Burton's Employment Agreement" and "Change of Control and Severance Agreements with our NEOs Other Than Our CEOs" above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal year 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert Hagerty	—	$—	2,904	$102,889
Joe Burton	5,000	$300	43,883	$1,861,415
Charles Boynton	—	$—	—	$—
Mary Huser	—	$—	6,043	$279,056
Tom Puorro	—	$—	5,327	$152,991
Carl Wiese	—	$—	—	$—
Jeff Loebbaka	—	$—	14,006	$403,989

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by our NEOs that were outstanding as of the end of fiscal year 2020:

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Hagerty	4,293	—	$47.75	8/1/2020	(2)	50,399	531,205	(3)
Joe Burton	15,000	—	$46.15	5/10/2020	(2)	84,738	893,139	(4)	144,004	1,517,802	(10)
	15,000	—	$42.96	11/1/2020	(2)
	25,000	—	$42.66	5/2/2021	(2)
	25,000	—	$51.87	10/31/2021	(2)
	27,500	—	$53.91	4/29/2022	(2)
	27,500	—	$52.82	11/10/2022	(2)
	40,000	—	$42.42	5/6/2023	(2)
	40,000	—	$45.84	11/4/2023	(2)
	30,316	—	$45.84	11/4/2023	(2)
Charles Boynton						38,030	400,836	(5)	42,589	448,888	(10)
Mary Huser	14,097	403	$52.11	4/17/2024	(11)	16,677	175,776	(6)	28,200	297,228	(10)
Tom Puorro						24,329	256,428	(7)	47,892	504,782	(10)
Carl Wiese						147,535	1,555,019	(8)
Jeff Loebbaka						—	—	(9)	—	—	(9)

(1)
All unvested options vest over a three-year period with 1/3 vesting on the first anniversary of the grant date and 1/36th per month thereafter subject to the continued employment of the employee on each vesting date. Time ("service") based RSUs vest in equal annual installments over a three-year period until fully vested. For all awards, vesting is subject to the continued employment of the employee on each vesting date.

(2)	Option is fully vested.

(3)
Based on two RSU awards granted on June 28, 2019 for his service as a non-employee director and March 16, 2020 for his service as Interim CEO, respectively with 5,399 and 45,000 shares, respectively, remaining unvested at the end of the fiscal year 2020. Valued at $10.54 per share, the closing price of our common stock on March 28, 2020.

(4)
Based on two RSA awards and two RSU awards granted on May 10, 2017, May 10, 2018, August 2, 2018 and May 10, 2019, respectively, with 10,514, 19,850, 9,925 and 44,449 shares, respectively, remaining unvested at the end of fiscal year 2020. Valued at $10.54 per share, the closing price of our common stock on March 28, 2020.

(5)
Based on two RSU awards granted on April 15, 2019 and May 10, 2019, respectively with 34,611 and 3,419 shares, respectively, remaining unvested at the end of the fiscal year 2020. Valued at $10.54 per share, the closing price of our common stock on March 28, 2020.

(6)
Based on one RSA award and two RSU awards granted on April 17, 2017, May 10, 2018 and May 10, 2019, respectively with 1,833, 5,955 and 8,889 shares, respectively, remaining unvested at the end of the fiscal year 2020. Valued at $10.54 per share, the closing price of our common stock on March 28, 2020.

(7)
Based on two RSU awards granted on January 15, 2019 and May 10, 2019, respectively, with 10,653 and 13,676 shares remaining unvested at the end of the fiscal year 2020. Valued at $10.54 per share, the closing price of our common stock on March 28, 2020.

(8) Based on one RSU award granted on February 18, 2020, with 147,535 shares remaining unvested at the end of the fiscal year 2020. Valued at $10.54 per share, the closing price of our common stock on March 28, 2020.

(9)	Mr. Loebbaka did not have any remaining shares unvested at the end of the fiscal year 2020.

(10) All PSUs have a three-year performance period commencing at the beginning of the fiscal year in which they were granted and concluding at the end of the subsequent fiscal year. PSUs vest over a three-year period based on an annual comparison of the total stockholder return on our common stock against the iShares S&P North American Tech-Multimedia Networking Index. Grants prior to May 6, 2019 may vest up to a maximum of one-third of the target number of shares vesting on the first two anniversaries of the date of grant, and on the third anniversary, up to 150% of the target number of shares may vest, less any shares vested on the first or second anniversaries. Grants subsequent to May 6, 2019 may vest up to a maximum of one-third of the target number of shares vesting on the first anniversary of the date of grant, up to 150% of one-third of the target number of shares vesting on the second anniversary of the date of grant, and on the third anniversary, up to 200% of the target number of shares may vest, less any shares vested on the first or second anniversaries. All vesting is subject to the continued employment of the employee on the vesting date. Valued at $10.54 per share, the closing price of our common stock on March 28, 2020.

(11)	Stock option fully vested on April 17, 2020.

NON-QUALIFIED DEFERRED COMPENSATION

The 2013 DCP
Effective May 24, 2013, we established a non-qualified deferred compensation plan (the "2013 DCP") for a select group of management or highly compensated employees, including our NEOs. The 2013 DCP is unsecured and is designed to comply with Section 409A of the Internal Revenue Code. The 2013 DCP is administered by a committee (the "Plan Committee") established by the LD&C Committee. Except as the Plan Committee may otherwise determine, participants may annually defer up to a maximum of 100% of their cash compensation (base salary, bonuses, commissions, and such other cash-based compensation (if any) approved by the Plan Committee as compensation that may be deferred under the 2013 DCP), although the Plan Committee may reduce the deferrals to the extent necessary to satisfy all applicable tax withholdings and other deductions required by applicable law.
Under the 2013 DCP, we can make discretionary contributions to any one or more participants in any year provided such contributions are approved by the LD&C Committee or the Board. However, in practice we have limited such contributions to the amounts the participants would have been entitled to receive under our 401(k) plan generally available to all employees. We did not make any contributions in fiscal year 2020.
Participants may select from investment options determined by the Plan Committee. We have elected to informally fund the plan using taxable securities placed in a grantor trust. A participant’s investment allocation constitutes a deemed, not actual, investment among the investment options. Each account is adjusted to reflect positive or negative adjustments to the value of an account on each business day to reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with the investment option for the deemed investment of each portion of the account allocated to such option. We do not guarantee any returns on participant contributions. Benefits will be paid under the 2013 DCP in the event of (i) a participant’s separation from service, (ii) a specified date selected by the participant, (iii) the participant’s disability, (iv) the participant’s death, or (v) the participant’s unforeseeable emergency, all in accordance with the terms of the 2013 DCP or elections made by a particular participant under the 2013 DCP. Benefits paid in the event of the participant’s death, disability or unforeseeable emergency are paid in a lump sum. Benefits paid in the event of the participant’s separation from service or upon a specified date are payable in a lump sum unless the participant elected an alternate form of payment in accordance with the terms of the 2013 DCP. Permissible alternate forms of payment for the separation from service benefit are substantially equal installments over a period of two to ten years, as elected by the participant, or a lump sum payment of a designated percentage of the separation from service benefit, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the participant. The permissible alternate form of payment for the specified date benefit is substantially equal annual installments over a period of two to ten years, as elected by the participant. Participant deferrals are 100% vested at all times. In fiscal year 2020, Mr. Burton did not make any contributions to, nor withdrawals from, the 2013 DCP.
The following table provides information about contributions, earnings, and balances under the 2013 DCP and as applicable, as of March 28, 2020:

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Joe Burton	—	(5,872)	169,000

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Burton, who served as our President and Chief Executive Officer during fiscal year 2020, to the annual total compensation of the median employee of our company (the “Pay Ratio Disclosure”).

To identify, and to determine the annual total compensation of the median employee, we used the following methodology:

•
We collected the compensation data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis as of March 28, 2020, the date upon which we identified the median employee.

•
We annualized the compensation of all permanent full-time and part-time employees employed on March 28, 2020. We applied an exchange rate using rates and methodologies consistent with those we used for the reporting of our financial results in our Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on June 8, 2020 to convert all international currencies into U.S. dollars as of March 28, 2020.

•
We used a total base pay as of March 28, 2020 as our consistently applied compensation measure. We identified all employees within 5% of the median, and from this group selected an employee as a reasonable representative of our median employee.

Using this methodology, we determined that the median employee was a Sales employee located in Bangalore, India with an annual total compensation of $36,978 for fiscal year 2020, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes, as applicable for both such employee and Mr. Burton, base pay, overtime pay, cash bonuses, the Company’s matching contribution to that employee’s 401(k) plan, and equity awards. In comparison, Mr. Burton’s annual total compensation for fiscal year 2020 for purposes of this disclosure was $9,142,015. Based on this information, the ratio of the compensation of our former President and Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 247:1.

The Pay Ratio Disclosure presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median based on our payroll and employment records.  The SEC rules do not require one specific methodology for the determination of who is the median employee, but permit companies flexibility in choosing the methodology that they believe is best based on their respective employee base.  Accordingly, the methodology chosen by us may differ from that chosen by other companies and as such, the pay ratio we have reported may not be a like-for-like comparison of pay ratios reported by other companies.

Leadership Development and Compensation Committee Interlocks and Insider Participation

Directors Crusco, Dexheimer, Hammann, Hart and Tseu served as members of the LD&C Committee during fiscal year 2020, none of whom was an officer or employee of the Company during fiscal year 2020 and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during fiscal year 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

If a related party transaction is determined by our General Counsel to be material to us, the Audit Committee must review and approve the matter in writing in advance of any such transactions. We must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business.

In March 2018, we entered into the Purchase Agreement with Triangle and Polycom ("Purchase Agreement"), entities that were indirectly controlled by Siris, pursuant to which we agreed to purchase from Triangle all of the issued and outstanding shares of capital stock of Polycom in exchange for cash and 6,352,201 shares of our common stock. Although the transaction closed on July 2, 2018, the Purchase Agreement continues to contain mutual indemnification rights, among other terms. In addition, concurrently with the closing of the Acquisition, on July 2, 2018, we entered into the Stockholder Agreement, which required us to appoint two individuals selected by Triangle to our Board and obligates us to continue to nominate up to two individuals selected by Triangle for election to our Board, with Messrs. Baker and Moloney being the initial two individuals selected by Triangle and approved by us for nomination. The Stockholder Agreement also gives Triangle registration rights concerning the stock consideration that Triangle received in the Acquisition and preemptive rights regarding certain stock issuances by us. The transactions contemplated by the Purchase Agreement and Stockholder Agreement were negotiated on an arm's-length basis and approved by the Board prior to Messrs. Baker and Moloney having any relationship with us.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the Proxyholders to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Mary Huser
Mary Huser
Secretary
Dated: June 16, 2020

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 28, 2020.

The Audit Committee of the Board of Directors has:

•
reviewed and discussed the Company's audited consolidated Financial Statements for the fiscal year ended March 28, 2020 with Plantronics' management, which has primary responsibility for those statements;

•
discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2020 fiscal year, "independent" as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that directors Marshall Mohr and Kathy Crusco are "audit committee financial experts" as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in the Company's 2020 Annual Report on Form 10-K.

The Audit Committee

Marshall Mohr (Chair)
Kathy Crusco
Gregg Hammann
Marv Tseu

APPENDIX B

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Leadership Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 2020 and this Proxy Statement.

Members of the Leadership Development and Compensation Committee:

Gregg Hammann (Chair)
Kathy Crusco
Brian Dexheimer
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN

Amended and restated effective March 9, 2020, subject to approval of stockholders on July 27, 2020

1.
Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or a cash contribution, if applicable. This Plan includes two components: a Code Section 423 Plan Component and a Non-423 Plan Component. It is the intention of the Company to have the Code Section 423 Plan Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and the provisions of the Plan with respect to the Code Section 423 Component, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Plan Component that do not qualify under Section 423 of the Code, pursuant to the rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Employees and/or the Company. Except as otherwise indicated, the Non-423 Plan Component will operate and be administered in the same manner as the Code Section 423 Plan Component.

2.	Definitions.

(a)	“Administrator” shall mean the Board of Directors of the Company or any committee of members of the Board of Directors authorized to administer the Plan.

(b)
“Applicable Laws” shall mean the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Plan is, or will be, offered.

(c)
“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d)
“Code Section 423 Plan Component” shall mean the component of this Plan that is intended to meet the requirements set forth in Section 423(b) of the Code. The Code Section 423 Plan Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(e)	“Common Stock” shall mean the common stock of the Company.

(f)	“Company” shall mean Plantronics, Inc., a Delaware corporation.

(g)
“Compensation” shall mean a Participant's base straight time gross earnings rate, exclusive of any payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator shall have the discretion to determine what constitutes Compensation for Participants under the Plan, but for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied on a uniform, non-discriminatory basis.

(h)
“Designated Subsidiary” shall mean any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may provide that any Designated Subsidiary shall only be eligible to participate in the Non-423 Plan Component and at any given time, a Subsidiary that is a Designated Subsidiary under the Code Section 423 Plan Component shall not be a Designated Subsidiary under the Non-423 Plan Component.

(i)
“Employee” shall mean any individual who is an employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary, as applicable, or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to automatically terminate on the date three (3) months and one day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on the first day of the Offering Period to which the Enrollment Date relates, determine (and for purposes of the Code Section 423 Plan Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423‑2) that the definition of Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, provided the exclusion is applied with respect to each Offering Period in an identical manner to all highly compensated individuals of the Company or Designated Subsidiary whose Employees are participating in that Offering Period. Each exclusion shall be applied with respect to an Offering Period in a manner complying with U.S. Treasury Regulation Section 1.423‑2(e)(2)(ii). For Offering Periods under the Non-423 Plan Component, Employee will also mean any other employee of the Company or any Designated Subsidiary to the extent that Applicable Laws require participation in the Plan to be extended to such employee, as determined by the Administrator.

(j)
“Enrollment Date” shall mean the date that is seven (7) calendar days prior to the first day of each Offering Period or such other date determined by the Administrator on or prior to that Offering Period in a uniform and non-discriminatory basis.

(k)	“Exercise Date” shall mean the last day of each Offering Period.

(l)	“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(m)	“Non-423 Plan Component” shall mean a component of this Plan that is not intended to meet the requirements set forth in Section 423(b) of the Code.

(n)
“Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. The duration of Offering Periods may be changed pursuant to Sections 4 and 20 of this Plan.

(o)	“Participant” shall mean an eligible Employee who has enrolled in an Offering Period in accordance with Section 5 of the Plan.

(p)	“Plan” shall mean this Plantronics, Inc. 2002 Employee Stock Purchase Plan, as amended and restated from time to time.

(q)
“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the first day of the Offering Period or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(r)
“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(s)
“Subscription Agreement” shall mean a form(s) of agreement approved by the Administrator from time to time authorizing payroll deductions or a cash contribution, if applicable, in connection with a Participant's enrollment in one or more Offering Periods under this Plan.

(t)
“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.	Eligibility.

(a)
Subject to Section 3(b) below, any Employee who shall be employed by the Company or a Designated Subsidiary for a minimum of seven (7) calendar days prior to the first day of an Offering Period, or such other length of time determined by the Administrator on or prior to that Offering Period shall be eligible to participate in the Plan; provided that for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied in a uniform and non-discriminatory basis.

(b)
Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering Period if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an offering under the Plan to violate Section 423 of the Code.

(c)	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan

(i)
to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary;

(ii)
to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of Common Stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

(iii)	to purchase more than 5,000 shares in any Offering Period.

4.
Offering Periods. The Plan shall be implemented by consecutive Offering Periods with the Offering Period commencing on or around February 15 and August 15 of each year and ending approximately six (6) months later on August 15 and February 15, respectively. If the commencement or ending date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the last market trading date immediately prior shall be the applicable Offering Period commencement or ending date. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.
Participation. An eligible Employee may become a Participant by submitting a properly completed Subscription Agreement to the Company either through an on-line enrollment process established by the Administrator or submitting a hard copy to the Company's stock administration manager on or prior to the applicable Enrollment Date; provided that for purposes of Participants participating in the Code Section 423 Plan Component, the processing of enrollments, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis.

6.	Payroll Deductions.

(a)
At the time a Participant submits his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period at a rate equal to not less than one percent (1.0%) and not exceeding ten percent (10.0%) (in whole percentages only) of his or her Compensation payable on each payday during the Offering Period.

(b)
Any such payroll deductions for a Participant shall commence on the first payday following the first day of the Offering Period and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)
Notwithstanding the foregoing and lieu of the payroll deductions in subsection (a) above, the Administrator may, for any Offering Period, permit each Participant to make a lump sum cash contribution by check payable to the Company in an amount equal to not less than one percent (1.0%) and not exceeding ten percent (10.0%) (in whole percentages only) of his or her Compensation payable during the Offering Period, subject to such conditions and limitations as the Administrator may determine from time to time in its discretion; provided that for purposes of Participants participating in the Code Section 423 Plan Component, such conditions and limitations will be applied in a uniform and non-discriminatory basis.

All payroll deductions or any cash contribution, if applicable, made by or for a Participant shall be credited to his or her account under the Plan.

(d)
A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A Participant's Subscription Agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof or modified by completion and timely submission of a new Subscription Agreement prior to the applicable successive Offering Period Enrollment Date.

(e)
Notwithstanding the foregoing, a Participant's payroll deductions or cash contribution, if applicable, may be decreased at any time to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof. Any payroll deductions shall recommence at the rate provided in such Participant's Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless the Participant terminates the Subscription Agreement as provided in Section 10 hereof.

(f)
At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant's pay the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

7.
Grant of Option. On the first day of each Offering Period, each Participant shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant's payroll deductions or cash contribution, if applicable, accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(c) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has previously withdrawn pursuant to Section 10 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock a Participant may purchase during an Offering Period. The option shall expire on the last day of the Offering Period.

8.
Exercise of Option. Unless a Participant previously withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions or cash contribution, if applicable, in his or her account. If the Exercise Date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the applicable Offering Period Exercise Date shall be the last market trading date immediately prior to the Exercise Date. Fractional shares may be purchased subject to the limitations set forth in Section 3(c). Any payroll deductions or cash contribution, if applicable, accumulated in a Participant's account which are in excess of the amounts permissible for the purchase of shares authorized under Section 3(c), shall be returned to the Participant as soon as administratively practicable after the Exercise Date of the relevant Offering Period. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery. As promptly as practicable after each Exercise Date, the Company shall cause to be delivered to each Participant, as appropriate, the shares purchased upon exercise of his or her option.

10.	Withdrawal.

(a)
A Participant may withdraw the entire balance credited to his or her account and not yet used to exercise his or her option under the Plan at any time through an on-line process established by the Administrator or by giving written notice to the Company in a form(s) approved by the Administrator from time to time at least two (2) business days prior to the applicable Exercise Date. Notwithstanding the foregoing, for purposes of Participants participating in the Code Section 423 Plan Component, the processing of withdrawals, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis. The entire balance credited to a Participant's account shall be paid to such Participant promptly after timely receipt of the Participant's notice of withdrawal pursuant to this subsection, in which case such Participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions or cash contribution, if applicable, for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (or submits a withdrawal request pursuant to this subsection that is not timely received for a particular Offering Period), his or her participation in the Plan shall not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan by timely submitting to the Company a new Subscription Agreement.

(b)
A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.
Termination of Employment. Upon a Participant's ceasing to be an Employee for any reason, he or she shall be deemed to have automatically and immediately elected to withdraw from the Plan and the entire balance then credited to such Participant's account shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant's option shall be automatically terminated. The foregoing shall apply whether or not a Participant ceases to be an Employee within the two (2) business days prior to an applicable Exercise Date referred to in Section 10(a) above.

12.
Interest. No interest shall accrue on any amounts credited to a Participant's account under the Plan, except as may be required by Applicable Laws, as determined by the Administrator, for Participants in the Non-423 Plan Component (or the Code Section 423 Plan Component if permitted under Section 423 of the Code).

13.	Stock.

(a)
Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Common Stock available for sale under the Plan shall be 3,600,000 shares. If, on a given Exercise Date, the number of shares with respect to which options for all Participants are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable; provided, however, for purposes of Participants participating in the Code Section 423 Plan Component, any pro rata allocation, will be applied in a uniform and non-discriminatory basis.

(b)	The Participant shall have no interest, voting right or rights to dividends in connection with shares covered by his or her option until such option has been exercised.

(c)	Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

14.
Administration. The Plan shall be administered by the Administrator. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, making of payroll deductions and/or cash contributions under the Plan, handling of payroll deductions and/or cash contributions, establishment of any bank or trust accounts to hold payroll amounts deducted and/or cash contributions, any payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an option granted under the Plan or an Offering Period to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering Period to Employees resident solely in the U.S. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, and shall be given the maximum possible deference permitted by Applicable Laws.

15.	Designation of Beneficiary.

(a)
A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to exercise of an option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)
Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if to the knowledge of the Company no such executor or administrator has been appointed, the Company, in its discretion, may retain the shares and/or cash until such time as a representative of the Participant's estate is so appointed or provides to the Administrator an order or instructions from a court or administrative body of competent jurisdiction authorizing the release of such shares and/or cash to the representative. The Administrator may, prior to the release of any shares and/or cash, require execution of an indemnification or other form of agreement relieving the Company, Administrator and all Company agents and representatives from liability for invalid release of any shares and/or cash.

(c)	Any beneficiary designations made pursuant to this Section shall be made in the form and manner determined by the Administrator from time to time in its discretion.

16.
Transferability. Neither payroll deductions nor any cash contribution, if applicable, credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.
Use of Funds. All payroll deductions and/or cash contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts unless otherwise required by Applicable Laws, as determined by the Administrator.

18.
Reports. Individual accounts shall be maintained for each Participant. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions and/or cash contributions, if applicable, made by or for the Participant, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each Participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)
Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.	Amendment or Termination.

(a)
The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Sections 19 and 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant.

(b)
Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with a Participant’s payroll deductions and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)
In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(ii)shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an

Offering Period underway at the time of the Administrator action; and
(iii)allocating shares.
(d)    Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

21.
Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares.

(a)
Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)
As a condition to the exercise of an option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.
Code Section 409A. The Code Section 423 Plan Component is exempt from the application of Code Section 409A. The Non-423 Plan Component is intended to be exempt from Code Section 409A under the short-term deferral exception and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24.
Term of Plan. The Plan shall become effective upon its adoption by the Administrator or its approval by the stockholders of the Company, if applicable, and shall continue in effect until terminated under Section 20 hereof.

25.	Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company in the manner and to the degree required under Applicable Laws.

26.
Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of California, United States and construed accordingly, to the extent not superseded by applicable U.S. federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

APPENDIX D
PLANTRONICS, INC.
2003 STOCK PLAN

Amended and restated effective March 9, 2020, subject to approval of stockholders on July 27, 2020

SECTION 1.	PURPOSES AND DEFINITIONS

1.1	Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)	to attract and retain the best available personnel for positions of substantial responsibility,

(B)	to provide additional incentive to Employees, Directors and Consultants, and

(C)	to promote the success of the Company’s business.

1.2	The Plan permits the Administrator to grant Options, Restricted Stock Awards, and Restricted Stock Units.

1.3	Definitions. As used herein, the following definitions shall apply:

(A)	“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)
“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(C)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, and Restricted Stock Units.

(D)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan, for purposes of clarification, and shall include an Option Agreement, a Restricted Stock Award Agreement, and Restricted Stock Unit Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(E)	“Board” means the Board of Directors of the Company.

(F)	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(G)	“Code” means the Internal Revenue Code of 1986, as amended.

(H)	“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(I)	“Common Stock” means the common stock of the Company.

(J)	“Company” means Plantronics, Inc., a Delaware corporation.

(K)	“Consultant” means any natural person, including an advisor, engaged, directly or indirectly, by the Company or a Parent or Subsidiary to render services to such entity.

(L)	“Director” means a member of the Board.

(M)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(N) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(O)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(P)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator

(Q)	“Fiscal Year” means the fiscal year of the Company.

(R)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

(S)
“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option, a Restricted Stock Award, and Restricted Stock Unit. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(T)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(U)	“Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(V)
“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(W)	“Optioned Stock” means the Common Stock subject to an Award.

(X)	“Outside Director” means a Director who is not an Employee.

(Y)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(Z)	“Participant” means the holder of an outstanding Award granted under the Plan.

(AA)	“Performance Period” means any Fiscal Year or such other longer or shorter period as determined by the Administrator in its sole discretion.

(BB) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(CC) “Plan” means this 2003 Stock Plan, as amended and restated.

(DD)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(EE)	“Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(FF) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

(GG) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(HH) “Restricted Stock Unit Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to a Restricted Stock Unit Award. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(II) “Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(JJ)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(KK) “Section 16(b)” means Section 16(b) of the Exchange Act.

(LL) “Securities Act” means the Securities Act of 1933, as amended.

(MM) “Service Provider” means an Employee, Director or Consultant.

(NN) “Share” means a share of the Common Stock, as adjusted in accordance with Section 7.4.

(OO) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

SECTION 2.	ADMINISTRATION

2.1	Stock Subject to the Plan.

(A)
Subject to the provisions of Section 7.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 19,400,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(B)
Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(C)
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2	Administration of the Plan.

(A)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)
Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted under the Plan;

(iii)	to determine the number of Shares to be covered by each Award granted under the Plan;

(iv)	to approve forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 7.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (but not beyond the maximum term permitted under Section 3.3); provided, however, that no such modification or amendment may invalidate this Plan as qualified under Applicable Laws;

(ix)
to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a fair market value equal to the minimum amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)
to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(C)
Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3	Eligibility. Awards may be granted to Service Providers subject to the terms and conditions of the Plan.

SECTION 3.	STOCK OPTIONS

3.1	Limitations. An Option granted under the Plan may only qualify as a Nonstatutory Stock Option and shall be designated in an Award Agreement as such.

3.2	Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be approved by the Administrator.

3.3	Option Exercise Price. The per Share exercise price of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

3.4
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

3.5
Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist, subject to Applicable Laws, entirely of:

(A)	cash;

(B)	check;

(C)
other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)
a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F)	any combination of the foregoing methods of payment; or

(G)
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.6	Exercise of Option.

(A)
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i)
An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7.4.

(ii)
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or, in the case of Retirement, as set forth in Section 3.6(E) below, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C)
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)
Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the date of Participant’s Retirement. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.	RESTRICTED STOCK AWARDS

4.1
Grant of Restricted Stock. Awards of Restricted Stock may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Shares of Restricted Stock granted to each Participant.

4.2
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The granting and/or vesting of Restricted Stock Awards may be made subject to the attainment of performance goals and may provide for a targeted level or levels of achievement. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

4.3
Transferability. Except as provided in this Section 4 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

4.4	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

4.5
Removal of Restrictions. Except as otherwise provided in this Section 4, Shares of Restricted Stock covered by each Award of Restricted Stock granted under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

4.6
Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

4.7
Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

4.8
Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company and again will become available for grant under the Plan as set forth in Section 2.1.

SECTION 5.	RESTRICTED STOCK UNITS

5.1
Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant.

5.2	Value of Restricted Stock Unit. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant.

5.3	Vesting. A Restricted Stock Unit may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.

5.4
Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number of Shares issuable or value of Restricted Stock Units paid out to the Participants. The granting and/or vesting of Restricted Stock Units may be made subject to the attainment of performance goals and may provide for a targeted level or levels of achievement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

5.5
Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive all or a portion of the Shares issuable or a cash amount payable in accordance with Section 5.6 below based on the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

5.6
Form and Timing of Payment of Restricted Stock Units. Issuance of Shares and/or payment of cash earned pursuant to Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, by the issuance of Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

5.7
Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 6.	[RESERVED]

SECTION 7.	GENERAL PROVISIONS

7.1
Term of Plan. The Plan originally became effective on September 24, 2003, and was most recently amended and restated on March 9, 2020, , subject to obtaining stockholder approval in accordance with Section 7.12. It shall continue in effect until terminated under Section 7.6.

7.2
Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act.

7.3
Leaves of Absence. The vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, unless the Administrator determines otherwise pursuant to a leave of absence policy in effect from time to time. A Service Provider will not cease to be an Employee in the case of (i)any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

7.4	Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C)	Merger or Change in Control.

(i)
Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock and Restricted Stock Units will lapse and all performance goals or other vesting criteria with respect to an Award will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

(2)
For the purposes of this Section 7.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to such Award, or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)
Notwithstanding anything in Section 7.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)
Outside Director Option and Restricted Stock Grants. Notwithstanding anything in Section 7.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign Awards granted to such Outside Director shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Awards shall be treated under the terms of Section 7.4(C)(i).

7.5
Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

7.6	Amendment and Termination of the Plan.

(A)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)
Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)
materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 7.4(A);

(ii)	materially modify the requirements for eligibility to participate in the Plan; or

(iii)
reprice Options issued under the Plan by lowering the exercise price of a previously granted Option, by canceling outstanding Options and issuing replacement Options, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

7.7	Conditions Upon Issuance of Shares.

(A)
Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.8
Limitation of Awards to Outside Directors. No Outside Director may receive one or more Awards in any Fiscal Year with an aggregate grant date fair value of more than US$500,000. For these purposes the grant date fair value will mean (i) with respect to any Awards of Restricted Stock or Restricted Stock Units the product of (A) the Fair Market Value of one Share on the grant date of such Award, and (B) the aggregate number of Shares subject to the Award, and (ii) with respect to any Option, the Black-Scholes option valuation methodology, or such other methodology the Administrator may determine prior to the grant of an Award becoming effective, on the grant date of such Award.

7.9
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

7.10	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

7.11
Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

7.12
Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.